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Prospectus Supplement (To prospectus dated November 5, 2014)	Filed Pursuant to Rule 424(b)(5) Registration No. 333-199026

Up to $5,000,000 Shares of Common Stock

        We have entered into an At the Market Offering Agreement (the "Sales Agreement") dated December 20, 2016, with H.C. Wainwright & Co., LLC, ("Wainwright"), relating to shares of our common stock, $0.01 par value per share, offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the Sales Agreement, we may offer and sell common stock having a maximum aggregate sales price of up to $5,000,000 from time to time through Wainwright as sales manager.

        Our common stock is listed on the NYSE MKT LLC ("NYSE MKT") under the symbol "AUMN" and on the Toronto Stock Exchange ("TSX") under the symbol "AUM". On December 16, 2016, the closing price of our common stock on the NYSE MKT was $0.64 and on the TSX was CDN$0.90.

        As of December 16, 2016, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $29,338,436 based on 88,920,041 shares of outstanding common stock, of which 45,841,307 shares were held by non-affiliates, and a per share price of $0.64 based on the closing price of our common stock on December 16, 2016. During the prior twelve-calendar-month period that ends on, and includes, the date of this prospectus supplement, and excluding this offering we offered securities with an aggregate market value of approximately $4,000,000 pursuant to General Instruction I.B.6. of Form S-3.

        Sales of shares of our common stock, if any, may be made by any method permitted by law deemed to be "at the market" offerings as defined in Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, including without limitation sales made directly on or through the NYSE MKT or on any other existing United States trading market for our common stock or through a market maker or any other method permitted by law, including but not limited to, negotiated transactions in which case, we will file a further prospectus supplement describing such transaction. Wainwright will use commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us, consistent with their normal trading and sales practices, on mutually agreed terms between Wainwright and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

        Wainwright will be entitled to compensation at a commission rate of up to 2.0% of the gross sales price of all shares sold under the Sales Agreement. In connection with the sale of shares of common stock on our behalf, Wainwright is an "underwriter" within the meaning of the Securities Act, and the compensation of Wainwright may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to Wainwright against certain liabilities, including liabilities under the Securities Act.

        This prospectus supplement should be read in conjunction with and may not be delivered or utilized without the base prospectus dated November 5, 2014.

        Investing in our common stock involves significant risks. Before buying shares of our common stock, you should carefully consider the risks described under the caption "Risk Factors" beginning on page S-9 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        No shares of common stock distributed under this prospectus supplement will be offered or sold in Canada, including through the TSX or any other trading market in Canada. See "Plan of Distribution" on page S-25 of this prospectus supplement and "Restrictions on Resale to Residents of Canada" on page S-27 of this prospectus supplement.

Rodman & Renshaw
a unit of H.C. Wainwright & Co., LLC

The date of this prospectus supplement is December 20, 2016

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any applicable free writing prospectus we issue. We have not, and Wainwright has not, authorized anyone else to provide you with different or additional information. We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted.

        We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and any applicable free writing prospectus we issue. We have not, and Wainwright has not, authorized anyone to give you any other information. We and Wainwright take no responsibility for any other information that others may give you. This prospectus supplement, the accompanying prospectus and any applicable free writing prospectus we issue do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement, the accompanying prospectus and any applicable free writing prospectus we issue constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and any applicable free writing prospectus we issue is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is accurate on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement, the accompanying prospectus and any applicable free writing prospectus we issue is delivered or securities are sold on a later date. Our business, financial condition, prospects and results of operations may have changed since those respective dates. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any applicable free writing prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates or on the date or dates which are specified in these documents.

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and adds to, updates and changes information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference herein or therein that is filed with the Securities and Exchange Commission (the "SEC") prior to the date of this prospectus supplement, the information in this prospectus supplement will supersede such information. In addition, to the extent that any information in a filing that we make with the SEC adds to, updates or changes information contained in an earlier filing we made with the SEC, the information in such later filing shall be deemed to modify and supersede such information in the earlier filing.

        As used in this prospectus supplement, the terms "Golden Minerals," "our," "we," or "us" refer to Golden Minerals Company, including its subsidiaries and predecessors, except where it is clear that the term refers only to Golden Minerals Company.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein, and any free writing prospectus that we have authorized for use in connection with this offering contain forward-looking statements within the meaning of Section 27A of the Securities Act, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        We use the words "anticipate," "continue," "likely," "estimate," "expect," "may," "could," "will," "project," "should," "believe" and similar expressions (including negative and grammatical variations) to identify forward-looking statements and information. Statements that contain these words discuss our future expectations, contain projections or state other forward-looking information. Although we believe the expectations and assumptions reflected in those forward-looking statements are reasonable, we cannot assure you that these expectations and assumptions will prove to be correct.

        Our actual results could differ materially from those expressed or implied in these forward-looking statements and information as a result of the factors described under the caption "Risk Factors" in this prospectus supplement and other factors set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, including:

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  Higher than anticipated care and maintenance costs at the Velardeña Properties in Mexico or at El Quevar in Argentina;

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  Lower revenue than anticipated from the oxide lease, which could result from delays or problems at the third party's mine or at the oxide plant, permitting problems at the third party's mine or the oxide plant, delays in constructing additional tailings capacity at the oxide plant, earlier than expected termination of the lease or other causes;

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  Continued decreases or insufficient increases in silver and gold prices;

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  Whether we are able to raise the necessary capital required to continue our business on terms acceptable to us or at all, and the likely negative effect of continued low silver and gold prices or unfavorable exploration results;

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  Unfavorable results from exploration at the Santa Maria, Rodeo or other exploration properties and whether we will be able to advance these or other exploration properties;

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  Risks related to the El Quevar project in Argentina, including whether we will be able to find a joint venture partner to advance the project, the feasibility and economic viability and unexpected costs of maintaining the project;

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  Variations in the nature, quality and quantity of any mineral deposits that are or may be located at the Velardeña Properties or the Company's exploration properties, changes in interpretations of geological information, and unfavorable results of metallurgical and other tests;

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  Whether we will be able to mine and sell minerals successfully or profitably at any of our current properties at current or future silver and gold prices and achieve our objective of becoming a mid-tier mining company;

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  Potential delays in our exploration activities or other activities to advance properties towards mining resulting from environmental consents or permitting delays or problems, accidents, problems with contractors, disputes under agreements related to exploration properties, unanticipated costs and other unexpected events;

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  Our ability to retain key management and mining personnel necessary to successfully operate and grow our business;

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  Economic and political events affecting the market prices for gold, silver, zinc, lead and other minerals that may be found on our exploration properties;

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  Political and economic instability in Mexico, Argentina, and other countries in which we conduct our business and future actions of any of these governments with respect to nationalization of natural resources or other changes in mining or taxation policies;

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  Volatility in the market price of our common stock; and

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  The factors set forth in "Risk Factors" on page S-9 of this prospectus supplement.

        These factors are not intended to represent a complete list of the general or specific factors that could affect us. We may note additional factors elsewhere in this prospectus supplement, the accompanying prospectus and in any documents incorporated by reference herein. Many of these factors are beyond our ability to control or predict. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, such expectations may prove to be materially incorrect due to known and unknown risks and uncertainties. You should not unduly rely on any of our forward-looking statements. These statements speak only as of the date of this prospectus supplement. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect future events or developments. All subsequent written and oral forward-looking statements attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained in this section and elsewhere in this prospectus supplement.

 CAUTIONARY STATEMENT REGARDING MINERALIZED MATERIAL

        Mineralized material" as used in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein, although permissible under the SEC's Industry Guide 7, does not indicate "reserves" by SEC standards. We cannot be certain that any deposits at the Velardeña Properties (as defined below) or at the El Quevar project, or any of our other exploration properties will ever be confirmed or converted into SEC Industry Guide 7 compliant "reserves." Investors are cautioned not to assume that all or any part of the disclosed mineralized material estimates will ever be confirmed or converted into reserves or that mineralized material can be economically or legally extracted.

CURRENCY AND EXCHANGE RATE INFORMATION

        Unless otherwise indicated, all references to "$" or "dollars" in this prospectus supplement and the accompanying prospectus refer to United States dollars. References to "Cdn$" in this prospectus supplement and the accompanying prospectus refer to Canadian dollars.

        The noon rate of exchange on December 16, 2016, as reported by the Bank of Canada for the conversion of Canadian dollars to U.S. dollars, was Cdn$1.00 equals $0.75 and, for the conversion of U.S. dollars to Canadian dollars, was $1.00 equals Cdn$1.33.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement and accompanying prospectus or incorporated by reference herein. This summary is not complete and may not contain all of the information that you should consider before investing. You should read the entire prospectus supplement and accompanying prospectus carefully, including the section entitled "Risk Factors" beginning on page S-9 of this prospectus supplement, and all other information included or incorporated by reference in this prospectus supplement and accompanying prospectuses in its entirety before you decide whether or invest. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

Our Company

        We are a mining company with the Velardeña and Chicago precious metals mining properties and associated oxide and sulfide processing plants in the State of Durango, Mexico (the "Velardeña Properties"), the El Quevar advanced exploration silver property in the province of Salta, Argentina, and a diversified portfolio of precious metals and other mineral exploration properties located primarily in or near historical precious metals producing regions of Mexico. Our management team is comprised of experienced mining professionals with extensive expertise in mineral exploration, mine construction and development and mine operations. Our principal offices are located in Golden, Colorado at 350 Indiana Street, Suite 800, Golden, CO 80401, and our registered office is the Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801. We also maintain an office at the Velardeña Properties in Mexico and exploration offices in Argentina and Mexico.

        We are primarily focused on evaluating and searching for mining opportunities in North America (including Mexico) with near term prospects of mining, and particularly for properties within reasonable haulage distances of our Velardeña Properties, including our Velardeña oxide plant. The Company is also reviewing strategic opportunities, focusing primarily on development or operating properties in North America, including Mexico. The Company is continuing its exploration efforts on selected properties in its portfolio of approximately 10 exploration properties located primarily in Mexico. It continues to hold its El Quevar advanced exploration property in Argentina on care and maintenance until it can find a partner to further advance the project. We are considered an exploration stage company under SEC criteria since we have not yet demonstrated the existence of proven or probable mineral reserves, as defined by SEC Industry Guide 7, at the Velardeña Properties, or any of our other properties. Until such time, if ever, that we demonstrate the existence of proven or probable reserves pursuant to SEC Industry Guide 7 we expect to remain as an exploration stage company.

Velardeña Properties

Velardeña Oxide Plant Lease Agreement

        In July 2015 a wholly-owned subsidiary of Hecla Mining Company leased our Velardeña oxide plant for an initial term of 18 months beginning July 1, 2015. During the third quarter 2016 Hecla exercised its right to extend the initial 18-month term for six additional months until June 30, 2017, as permitted under the original lease agreement. As contemplated by the original agreement, the Company and Hecla also reached an agreement regarding an expansion of the tailings impoundment, at Hecla's cost, to accommodate Hecla's use of tailings capacity in excess of an agreed amount while preserving flexibility for future tailing expansions. In connection with their agreement regarding tailings impoundment expansions, the parties agreed that Hecla may at its option extend the lease for an additional 18 months following June 30, 2017, or until December 31, 2018. The original lease agreement had provided for a second six month extension until December 31, 2017, rather than the now agreed 18 month extension until December 31, 2018. During the nine months ended

September 30, 2016, Hecla processed approximately 102,000 tonnes of material through the oxide plant, resulting in revenues to us of approximately $2.2 million plus fixed fees and net reimbursable costs totaling approximately $2.6 million. Hecla has reached its intended processing throughput of approximately 400 tonnes per day and at this rate, net cash payments to us, net of reimbursable costs, should total approximately $0.4 million per month, including variable and fixed fees, or nearly $5.0 million annually. The Company expects to receive net cash flow under the lease of approximately $4.5 million in 2016.

Care and maintenance activities at the Velardeña Properties

        Due to continuing net operating losses, we suspended mining and sulfide processing activities at the Velardeña Properties during the first half of November 2015 in order to conserve the future value of the asset. We have placed the mine and sulfide processing plant on care and maintenance to enable a re-start of either the mine or the mill when mining and processing plans and metals prices support a cash positive outlook for the property.

El Quevar

        We continue to hold our El Quevar property on care and maintenance until we can find a partner to fund further exploration.

Other Exploration

Santa Maria

        We are completing additional metallurgical test work on sulfide vein material from the Santa Maria mine west of Hildalgo de Parral, Chihuahua, Mexico that should allow us to finish a preliminary economic assessment ("PEA"). Since 2015 we have mined and processed bulk samples totaling approximately 7,500 tons with average grades of 338 gpt silver and 0.7 gpt gold. Metallurgical recoveries in the third party sulfide flotation plant used to process the bulk samples averaged approximately 73% for Ag and 50% for Au. We expect the metallurgical recoveries for silver and gold to improve in the sulfidevein material that we are now testing. If we were to begin mining at Santa Maria, we would expect to mine and process sulfide material which is less oxidized and similar to that now being tested. We have delayed updating our estimate of mineralized material to reflect the results of our 2016 drill program and completion of the PEA until we receive the results of these additional tests and incorporate them into our evaluation. We now expect to provide the updated estimate and PEA in the first quarter 2017.

Rodeo

        In the fourth quarter 2016 we completed a 2,080 meter core drilling program at the Rodeo property, approximately 80 kilometers west of the Velardeña Properties in Durango Mexico, at a cost of $0.4 million. We have defined a gold and silver bearing epithermal vein and breccia system with encouraging gold and silver values exposed at the top of a northwesterly striking ridge and dipping to the northeast. Previous work has shown the mineralized system to be exposed at surface over about one kilometer of strike length. If we discover a deposit with sufficient tonnage and grade, with metallurgical recoveries, costs and other characteristics to support mining, the location of the deposit could make it amenable to open pit mining. The material could be trucked to the Velardena oxide plant for processing after the Hecla lease terminates on June 30, 2017 or, if Hecla extends the lease, on December 31, 2018. We expect to complete an estimate of mineralized material in the first quarter 2017.

        The address of the Company's website is www.goldenminerals.com. Information contained on the Company's website is not part of this prospectus supplement nor is it incorporated by reference herein.

SUMMARY OF THE OFFERING

Issuer	Golden Minerals Company
Securities Being Offered	Common stock, $0.01 par value per share, having a maximum aggregate sales price of up to $5,000,000.
Common Stock to be Outstanding Immediately After this Offering

Assuming we offer up to 7,812,500 shares pursuant to this prospectus supplement, at an assumed sales price of $0.64 per share, which was the closing price of our common stock on the NYSE MKT on December 16, 2016, we would have 96,732,541 shares of our common stock outstanding after this offering. The actual number of shares issued will vary depending on the number of shares sold and the sales prices under this offering.

Manner of Offering

Sales of shares of our common stock, if any, will be made pursuant to the terms of the Sales Agreement entered into between us and H.C. Wainwright & Co., LLC, or Wainwright, dated December 20, 2016. Sales will be made in a reasonable best efforts "at-the-market" offering, as defined in Rule 415 under the Securities Act. Specifically, sales in this offering will be made directly on the NYSE MKT, the existing United States trading market for our common stock, or any other existing United States trading market for our common stock, at market prices prevailing at the time of sale. Wainwright will make these sales using reasonable best efforts consistent with its normal trading and sales practices and subject to applicable law, on terms mutually agreeable to us and Wainwright. The net proceeds to us from the sales of shares of our common stock will depend on the number of shares actually sold and the offering price for such shares. The actual proceeds to us will vary, and may vary substantially, from the proceeds shown in this prospectus supplement. See "Plan of Distribution" on page S-27 of this prospectus supplement.

Use of Proceeds

We intend to use the net proceeds from this offering, together with the Company's current cash resources, to fund new and continuing exploration programs at its mining projects, for possible future acquisitions and for general corporate and working capital purposes. See "Use of Proceeds" on page S-26 of this prospectus supplement.

Trading Symbol	Our common stock is listed on the NYSE MKT under the symbol "AUMN" and on the TSX under the symbol "AUM".
Risk Factors

Investing in our common stock involves significant risks. Please read the information contained in and incorporated by reference under the caption "Risk Factors" beginning on page S-9 of this prospectus supplement and page 7 of the accompanying prospectus.

Restrictions on Resale to Residents of Canada

No shares of common stock distributed under this prospectus supplement will be offered or sold in Canada, including through the TSX or any other trading market in Canada. See "Plan of Distribution" on page S-27 of this prospectus supplement and see "Restrictions on Resale to Residents of Canada" on page S-29 of this prospectus supplement for information regarding restrictions on resale to residents of Canada.

RISK FACTORS

        A purchase of our securities involves a high degree of risk, including the risks described below. Before purchasing our common stock, you should carefully consider the risk factors set forth below, as well as all other information contained in this prospectus supplement and the accompanying prospectus and incorporated by reference, including our consolidated financial statements and the related notes and the risk factors contained in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as any amendments thereto, as filed with the SEC, and any free writing prospectus that we have authorized for use in connection with this offering.

Risks Related to Our Business

We have historically incurred operating losses and operating cash flow deficits and we expect to incur operating losses and operating cash flow deficits through 2016; our potential profitability in the foreseeable future would depend on our ability to identify, acquire and mine properties to generate sufficient revenues to fund our continuing activities.

        We have a history of operating losses and we expect that we will continue to incur operating losses unless and until such time as our Velardeña Properties, our El Quevar project, or another of our exploration properties, which may include the Santa Maria Mine or the Rodeo property, generates sufficient revenue to fund our continuing business activities. Although we have leased the oxide plant at the Velardeña Properties to a subsidiary of Hecla Mining Company, the cash that we expect will be generated from that lease will be insufficient to fund all of our continuing business activities as currently conducted. In addition, the oxide plant lease may terminate sooner or produce less revenue than we anticipate if Hecla experiences mining problems or delays at its nearby mine, if there are disputes between Hecla and us, or for other reasons. There is no assurance that we will develop additional sources of revenue.

        In addition, the potential profitability of mining and processing at any of our properties would be based on a number of assumptions. For example, profitability would depend on metal prices, costs of materials and supplies, costs at the mines and processing plants and the amounts and timing of expenditures, including expenditures to maintain our El Quevar project and to continue exploration at other exploration properties, and potential strategic acquisitions or other transactions, in addition to other factors, many of which are and will be beyond our control. We cannot be certain we will be able to generate sufficient revenue from any source to achieve profitability and eliminate operating cash flow deficits, or to cease to require additional funding.

We may require additional external financing to fund our continuing business activities in the future.

        As of September 30, 2016, we had approximately $3.4 million in cash and cash equivalents. With anticipated costs during the remainder of 2016, including costs related to shut down and care and maintenance costs at the Velardeña Properties, exploration expenditures, property holding costs at the El Quevar project, and general and administrative expenses, offset by anticipated revenue from the lease of the oxide plant and the sale of non-strategic exploration properties, we expect that our current cash and cash equivalent balance will be depleted to approximately $3.0 million by the end of 2016. Even with the anticipated revenue from the oxide lease and potential sale of non-strategic exploration properties in 2016, our cash balance going into 2017 might not be sufficient to provide adequate cash reserves in the event of decreasing metals prices or other factors, including variations from anticipated care and maintenance costs at the Velardeña Properties and costs for continued exploration, project assessment, and development at our other exploration properties, including Santa Maria and Rodeo, requiring us to seek additional funding from equity or debt or from monetization of non-core assets.

        We do not have a credit, off-take or other commercial financing arrangement in place that would finance our general and administrative costs and other working capital needs to fund our continuing business activities in the future, and we believe that securing credit for these purposes may be difficult given our limited history and the continuing volatility in global credit and commodity markets. In addition, commercial financing arrangements may not be available on favorable terms or on terms that would not further restrict our flexibility and ongoing ability to meet our cash requirements over a reasonable period of time. Access to public financing has been negatively impacted by the volatility in the credit markets and metals prices, which may affect our ability to obtain equity or debt financing in the future and, if obtained, to do so on favorable terms. We also may not be able to obtain funding by monetizing additional non-core exploration or other assets at an acceptable price. We cannot assure you that we will be able to obtain financing to fund our general and administrative costs and other working capital needs to fund our continuing business activities in the future on favorable terms or at all.

If we commence mining in Mexico, we will likely enter into a collective bargaining agreement with a union that, together with labor and employment regulations, could adversely affect our mining activities and financial condition.

        As was the case at our Velardeña Properties, mine employees in Mexico are typically represented by a union, and our relationship with our employees was, and we expect in the future will be, governed by collective bargaining agreements. Any collective bargaining agreement that we enter into with a union is likely to restrict our mining flexibility in and impose additional costs on our mining activities. In addition, relations between us and our employees in Mexico may be affected by changes in regulations or labor union requirements regarding labor relations that may be introduced by the Mexican authorities or by labor unions. Changes in legislation or in the relationship between us and our employees may have a material adverse effect on our mining activities and financial condition.

We may not mine the Velardeña Properties again.

        In mid-November 2015, we shut down the mines and sulfide processing plant at our Velardeña Properties and placed them on care and maintenance. Commencing mining again is subject to numerous risks and uncertainties, including:

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  whether we are able to create mine plans or gold recovery improvements that can achieve sustainable cash positive results at current and future metals prices;

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  unexpected events, including difficulties in maintaining the properties on a care and maintenance basis, potential sabotage or damage to the assets related to the suspension of mining, and variations in ore grade and relative amounts, grades and metallurgical characteristics of oxide and sulfide ores;

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  continued decreases or insufficient increases in gold and silver prices to permit us to achieve sustainable cash positive results;

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  actual holding and care and maintenance costs resulting from the shutdown exceeding current estimates or including unanticipated costs;

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  loss of and inability to adequately replace skilled mining and management personnel;

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  strikes or other labor problems; and

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  our ability to obtain additional funding for general and administrative costs and other working capital needs to fund our continuing business activities as currently conducted and possibly for a potential restart of our Velardeña Properties.

        Based on these risks and uncertainties, there can be no assurance that we will restart mining activities at the Velardeña Properties.

Our ability to successfully conduct mining and processing activities resulting in long-term cash flow and profitability will be affected by changes in prices of silver, gold and other metals.

        Our ability to successfully conduct mining and processing activities in Mexico, Argentina or other countries, to establish reserves and advance our exploration properties, and to become profitable in the future, as well as our long-term viability, depend, in large part, on the market prices of silver, gold, zinc, copper and other metals. The market prices for these metals are volatile and are affected by numerous factors beyond our control, including:

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  global or regional consumption patterns;

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  supply of, and demand for, silver, gold, zinc, lead, copper and other metals;

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  speculative activities and hedging activities;

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  expectations for inflation;

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  political and economic conditions; and

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  supply of, and demand for, consumables required for extraction and processing of metals.

        The declines in silver and gold prices in 2013, 2014 and 2015 have had a significant impact on our mining activities, resulting in shutdowns in 2013 and 2015 of mining at our Velardeña Properties, and could negatively affect mining opportunities at our other properties. Additionally, future weakness in the global economy could increase volatility in metals prices or depress metals prices, which could also affect our mining and processing plans at our Velardeña Properties or make it uneconomic for us to engage in mining or exploration activities. Volatility or sustained price declines may also adversely affect our ability to build or continue our business.

Products processed from our Velardeña Properties or other mines could contain higher than expected contaminants, thereby negatively impacting our financial condition.

        In 2015 we processed mined material to make gold and silver bearing lead, zinc and pyrite concentrates. Concentrate treatment charges paid to smelters and refineries include penalties for certain elements, including arsenic and antimony that exceed contract limits. It is possible that our concentrates will contain higher amounts of these elements than we anticipate. This can occur due to unexpected variations in the occurrence of these elements in the material mined, problems that occur during blending of material from various locations in the mine prior to processing and other unanticipated events. In the future, if our concentrates include higher than expected contaminants, we would incur higher treatment expenses and penalty charges, which could increase our costs and negatively impact our business, financial condition and results of operations.

As a result of our business combination with ECU, we have assumed all historical ECU liabilities, some of which are known or which may become known by Golden Minerals.

        In September 2011, we completed a business combination with ECU, which at that time owned the Velardeña Properties. As a result of this transaction, we are subject to the environmental, contractual, tax and other obligations and liabilities of ECU, some of which may be unknown. There can be no assurance that we are aware of all obligations and liabilities related to the historical business of ECU. These liabilities, and other liabilities related to ECU's business not currently known to us or that prove to be more significant than we currently anticipate, could negatively impact our business, financial condition and results of operations.

The Velardeña Properties, the El Quevar project and our other properties may not contain mineral reserves.

        We are considered an exploration stage company under SEC Industry Guide 7, and none of the properties at our Velardeña Properties, the El Quevar project, or any of our other properties have been shown to contain proven or probable mineral reserves. Expenditures made in mining at the Velardeña Properties or the exploration and advancement of our El Quevar project or other properties may not result in positive cash flow or in discoveries of commercially recoverable quantities of ore. Most exploration projects do not result in the discovery of commercially mineable ore deposits, and we cannot assure you that any mineral deposit we identify will qualify as an orebody that can be legally and economically exploited or that any particular level of recovery from discovered mineralization will in fact be realized.

        Tetra Tech, Inc. ("Tetra Tech") completed a technical report on our Velardeña Properties, which indicated the presence of mineralized material, and RungePincockMinarco (formerly Pincock Allen & Holt) completed a technical report on our El Quevar property, which indicated the presence of mineralized material. Mineralized material figures based on estimates made by geologists are inherently imprecise and depend on geological interpretation and statistical inferences drawn from drilling and sampling that may prove to be unreliable or inaccurate. We cannot assure you that these estimates are accurate or that proven and probable mineral reserves will be identified at the Velardeña Properties, El Quevar or any of our other properties. Even if the presence of reserves is established at a project, the economic viability of the project may not justify exploitation. We have spent significant amounts on the evaluation of El Quevar prior to establishing the economic viability of that project.

        Estimates of reserves, mineral deposits and mining costs also can be affected by factors such as governmental regulations and requirements, fluctuations in metals prices or costs of essential materials or supplies, environmental factors, unforeseen technical difficulties and unusual or unexpected geological formations. In addition, the grades of ore or material ultimately mined may differ from that indicated by drilling results, sampling, feasibility studies or technical reports. Short-term factors relating to reserves, such as the need for orderly development of ore bodies or the processing of new or different grades, may also have an adverse effect on mining and on the results of operations. Silver, gold or other minerals recovered in small-scale laboratory tests may not be duplicated in large-scale tests under on-site processing conditions.

The Velardeña Properties, the El Quevar project and our other properties are subject to foreign environmental laws and regulations which could materially adversely affect our business.

        We have conducted mining activities in Mexico and conduct mineral exploration activities primarily in Mexico. Mexico and Argentina, where our El Quevar project is located, have laws and regulations that control the exploration and mining of mineral properties and their effects on the environment, including air and water quality, mine reclamation, waste generation, handling and disposal, the protection of different species of flora and fauna and the preservation of lands. These laws and regulations require us to acquire permits and other authorizations for conducting certain activities. In many countries, there is relatively new comprehensive environmental legislation, and the permitting and authorization process may not be established or predictable. We may not be able to acquire necessary permits or authorizations on a timely basis, if at all. Delays in acquiring any permit or authorization could increase the cost of our projects and could suspend or delay the commencement of extraction and processing of mineralized material.

        Our Velardeña Properties are subject to regulation by SEMARNAT, the environmental protection agency of Mexico. In order to permit new facilities at or expand existing facilities, regulations require that an environmental impact statement, known in Mexico as a Manifestación de Impacto Ambiental, be prepared by a third-party contractor for submission to SEMARNAT. Studies required to support the Manifestación de Impacto Ambiental include a detailed analysis of soil, water, vegetation, wildlife, cultural resources and socio-economic impacts. The Manifestación is then published on SEMARNAT's web page and in its official gazette in a national and local newspaper. The Manifestación is discussed at various open hearings, including hearings in the local communities, at which third parties may voice their views. We would be required to provide proof of local community support of the Manifestación as a condition to final approval. We may not be able to obtain community support of future projects.

        Environmental legislation in Mexico is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility for companies and their officers, directors and employees. For example, in January 2011, Article 180 of the Mexican Federal General Law of Ecological Balance and Environmental Protection was amended. Among other things, this amendment extended the term during which an individual or entity having a legitimate interest may contest administrative acts, including environmental authorizations, permits or concessions granted, without the need to demonstrate the actual existence of harm to the environment, natural resources, flora, fauna or human health, making it sufficient to argue that harm may be caused. Further, the amendment permits the contesting party to challenge a Manifestación de Impacto Ambiental through a variety of administrative or court procedures. As a result of the amendment, more legal actions supported or sponsored by non-governmental groups interested in halting projects may be filed against companies operating in all industrial sectors, including the mining sector. Mexican operations are also subject to the environmental agreements entered into by Mexico, the United States and Canada in connection with the North American Free Trade Agreement. Further, in August 2011, certain amendments to the Civil Federal Procedures Code of Mexico ("CFPC") were published in the Official Daily of the Federation. The amendments establish three categories of collective actions by which 30 or more people claiming injury resulting from, among other things, environmental harm, will be deemed to have a sufficient and legitimate interest in seeking, through a civil procedure, restitution, economic compensation or suspension of the activities from which the alleged injury derived. These amendments to the CFPC may result in more litigation by plaintiffs seeking remedies for alleged environmental harms, including suspension of the activities alleged to cause harm. Future changes in environmental regulation in the jurisdictions where the Velardeña Properties are located may adversely affect our business, make our business prohibitively expensive, or prohibit it altogether.

        Environmental legislation in many other countries, in addition to Mexico, is evolving in a manner that will likely require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. We cannot predict what environmental legislation or regulations will be enacted or adopted in the future or how future laws and regulations will be administered or interpreted. For example, in September 2010, the Argentine National Congress passed legislation which prohibits mining activity in glacial and surrounding areas. Although we do not currently anticipate that this legislation will impact the El Quevar project, the legislation provides an example of the evolving environmental legislation in the areas in which we operate. Compliance with more stringent laws and regulations, as well as potentially more vigorous enforcement policies or regulatory agencies or stricter interpretation of existing laws, may (i) necessitate significant capital outlays, (ii) cause us to delay, terminate or otherwise change our intended activities with respect to one or more projects, or (iii) materially adversely affect our future exploration activities.

        The Velardeña Properties and many of our exploration properties are located in historic mining districts where prior owners, including ECU in the case of the Velardeña Properties, may have caused environmental damage that may not be known to us or to the regulators. At the Velardeña Properties and in most other cases, we have not sought complete environmental analyses of our mineral properties. We have not conducted comprehensive reviews of the environmental laws and regulations in every jurisdiction in which we own or control mineral properties. Insurance fully covering many environmental risks (including potential liability for pollution or other hazards as a result of disposal of waste products occurring from exploration and mining) is not generally available. To the extent environmental hazards may exist on the properties in which we currently hold interests, or may hold interests in the future, that are unknown to us at present and that have been caused by us, or previous owners or operators, or that may have occurred naturally, and to the extent we are subject to environmental requirements or liabilities, the cost of compliance with these requirements and satisfaction of these liabilities could have a material adverse effect on our financial condition and results of operations. If we are unable to fully fund the cost of remediation of any environmental condition, we may be required to suspend activities or enter into interim compliance measures pending completion of the required remediation.

        In addition, U.S. or international legislative or regulatory action to address concerns about climate change and greenhouse gas emissions could negatively impact our business.

Title to the Velardeña Properties and our other properties and rights may be defective or may be challenged.

        Our policy is to seek to confirm the validity of our rights to, title to, or contract rights with respect to, each mineral property in which we have a material interest. However, we cannot guarantee that title to our properties will not be challenged. Title insurance is not available for our mineral properties, and our ability to ensure that we have obtained secure rights to individual mineral properties or mining concessions may be severely constrained. Accordingly, the Velardeña Properties and our other mineral properties may be subject to prior unregistered agreements, transfers or claims, and title may be affected by, among other things, undetected defects. In addition, we may be unable to conduct activities on our properties as permitted or to enforce our rights with respect to our properties, and the title to our mineral properties may also be impacted by state action. We have not conducted surveys of all of the exploration properties in which we hold direct or indirect interests and, therefore, the precise area and location of these exploration properties may be in doubt.

        In most of the countries in which we operate, failure to comply with applicable laws and regulations relating to mineral right applications and tenure could result in loss, reduction or expropriation of entitlements, or the imposition of additional local or foreign parties as joint venture partners. Any such loss, reduction or imposition of partners could have a material adverse effect on our financial condition, results of operations and prospects.

        Under the laws of Mexico, mineral resources belong to the state, and government concessions are required to explore for or exploit mineral reserves. Mineral rights derive from concessions granted, on a discretionary basis, by the Ministry of Economy, pursuant to the Mexican mining law and regulations thereunder. We hold title to the Velardeña Properties and our other properties in Mexico through these government concessions, but there is no assurance that title to the concessions comprising the Velardeña Properties and other properties will not be challenged or impaired. The Velardeña Properties and other properties may be subject to prior unregistered agreements, interests or native land claims, and title may be affected by undetected defects. There could be valid challenges to the title of any of the claims comprising the Velardeña Properties that, if successful, could impair mining with respect to such properties in the future. A defect could result in our losing all or a portion of our right, title, and interest in and to the properties to which the title defect relates.

        Our Velardeña Properties mining concessions and our other mining concessions in Mexico may be terminated if our obligations to maintain the concessions in good standing are not satisfied, including obligations to explore or exploit the relevant concession, to pay any relevant fees, to comply with all environmental and safety standards, to provide information to the Ministry of Economy and to allow inspections by the Ministry of Economy. In addition to termination, failure to make timely concession maintenance payments and otherwise comply strictly with applicable laws, regulations and local practices relating to mineral right applications and tenure could result in reduction or expropriation of entitlements. Additionally, in 2014, new mining concessions became subject to additional review and approval by the Mexico Ministry of Energy.

        Mining concessions in Mexico give exclusive exploration and exploitation rights to the minerals located in the concessions but do not include surface rights to the real property, which requires that we negotiate the necessary agreements with surface landowners. Many of our mining properties are subject to the Mexican ejido system requiring us to contract with the local communities surrounding the properties in order to obtain surface rights to land needed in connection with our mining exploration activities. In connection with our Velardeña Properties, we have contracts with two ejidos to secure surface rights with a total annual cost of approximately $25,000. The first contract is a ten-year contract with the Velardeña ejido, which provides surface rights to certain roads and other infrastructure at the Velardeña Properties through 2021. The second contract is a 25-year contract with the Vista Hermosa ejido signed in March 2013, which provides exploration access and access rights for roads and utilities for our Velardeña Properties. Our inability to maintain and periodically renew or expand these surface rights on favorable terms or otherwise could have a material adverse effect on our business and financial condition.

Mining and processing activities are dependent on the availability of sufficient water supplies to support our mining activities.

        Mining and processing at the Velardeña Properties, as at most mines, requires significant amounts of water. At the Velardeña Properties, our ability to have sufficient water is dependent on our ability to maintain our water rights and claims. Water is provided for all of the mines comprising our Velardeña Properties by wells located in the valley adjacent to the Velardeña Properties. We hold title to three wells located near the sulfide plant and hold certificates of registration to three wells located near the oxide plant. We are licensed to pump water from all six wells up to a permitted amount. We are currently only using water from the three wells associated with the oxide plant. We are required to make annual payments to the Mexican government to maintain our rights to these wells. We are required to pay a fine to the Mexican Government each year if we use too much water from a particular well or alternatively if we do not use a minimum amount of water from a particular well. In addition to these fines, the Mexican Government reserves the right to cancel our title to the wells for abuse of these rules.

        We currently have a sufficient amount of water for the third party processing activities at the oxide plant. However, if we began processing material from both the sulfide and oxide plants in the future, we may face shortages in our water supply, and therefore will need to obtain water from outside sources at higher costs. The loss of some or all water rights for any of our wells, in whole or in part, or shortages of water to which we have rights would require us to seek water from outside sources at higher costs and could require us to curtail or shut down mining and processing in the future. Laws and regulations may be introduced in the future which could limit our access to sufficient water resources in mining activities, thus adversely affecting our business.

There are significant hazards involved in underground mining and processing activities at our Velardeña Properties, not all of which are fully covered by insurance. To the extent we must pay the costs associated with such risks, our business may be negatively affected.

        The mining of the underground mines and processing of mined material at our Velardeña Properties, as well as the conduct of our exploration programs that frequently require rehabilitation of and drilling in underground mine workings, are subject to numerous risks and hazards, including, but not limited to, environmental hazards, industrial accidents, encountering unusual or unexpected geological formations, formation pressures, cave-ins, underground fires or floods, power outages, labor disruptions, seismic activity, rock bursts, accidents relating to historical workings, landslides and periodic interruptions due to inclement or hazardous weather conditions. These occurrences could result in damage to, or destruction of, mineral properties or processing facilities, personal injury or death, environmental damage, reduced extraction and processing and delays in mining, asset write-downs, monetary losses and possible legal liability. Although we maintain insurance against risks inherent in the conduct of our business in amounts that we consider reasonable, this insurance contains, as in the case of our Velardeña Properties, exclusions and limitations on coverage, and will not cover all potential risks associated with mining and exploration activities, and related liabilities might exceed policy limits. As a result of any or all of the forgoing, particularly if the facilities are older, we could incur significant liabilities and costs that could adversely affect our results of operation and financial condition.

Our Velardeña Properties and most of our exploration properties are located in Mexico and are subject to various levels of political, economic, legal and other risks.

        Our Velardeña Properties are located in Mexico, and, as such, are exposed to various levels of political, economic, legal and other risks and uncertainties, including local acts of violence, such as violence from drug cartels; military repression; extreme fluctuations in currency exchange rates; high rates of inflation; labor unrest; the risks of war or civil unrest; expropriation and nationalization; renegotiation or nullification of existing concessions, licenses, permits and contracts; illegal mining; acts of political corruption; changes in taxation policies; restrictions on foreign exchange and repatriation; and changing political conditions, currency controls and governmental regulations that favor or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.

        In the past, Mexico has been subject to political instability, changes and uncertainties, which have resulted in changes to existing governmental regulations affecting mineral exploration and mining activities. Mexico's status as a developing country may make it more difficult for us to obtain any required funding for our Velardeña Properties or other projects in Mexico in the future.

        Our Mexican properties are subject to a variety of governmental regulations governing health and worker safety, employment standards, waste disposal, protection of historic and archaeological sites, mine development, protection of endangered and protected species, purchase, storage and use of explosives and other matters. Specifically, our activities related to the Velardeña Properties are subject to regulation by SEMARNAT, the Comision Nacional del Agua, which regulates water rights, and Mexican mining laws. Mexican regulators have broad authority to shut down and levy fines against facilities that do not comply with regulations or standards.

        Our Velardeña Properties and mineral exploration activities in Mexico may be adversely affected in varying degrees by changing government regulations relating to the mining industry or shifts in political conditions that increase the costs related to our mining and exploration activities or the maintenance of our properties. For example, in January 2014, amendments to the Mexico federal corporate income tax law require titleholders of mining concessions to pay annually a 7.5% duty of their mining related profits and a 0.5% duty on revenues obtained from the sale of gold, silver and platinum that were effective March 2015. These additional duties applicable to Mexico mining concession titleholders will have a significant impact on the annual costs applicable to the Velardeña Properties if we have mining related profits or significant revenues in the future.

        Changes, if any, in mining or investment policies, changes or increases in the legal rights of indigenous populations or in the difficulty or expense of obtaining rights from them that are necessary for our Velardeña Properties or shifts in political attitude may adversely affect our business and financial condition. Our mining and exploration activities may be affected in varying degrees by government regulations with respect to restrictions on extraction, price controls, export controls, currency remittance, income and other taxes, expropriation of property, foreign investment, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety. Restart of mining or use of both the oxide and sulfide plant may also require us to assure the availability of adequate supplies of water and power, which could be affected by government policy and competing businesses in the area. The occurrence of these various factors and uncertainties cannot be accurately predicted and could have an adverse effect on our mining and exploration activities and financial condition.

        Future changes in applicable laws and regulations or changes in their enforcement or regulatory interpretation could negatively impact current or planned exploration or mining activities at our Velardeña Properties or in respect of any of our other projects in Mexico or with which we become involved in Mexico. Any failure to comply with applicable laws and regulations, even if inadvertent, could result in the interruption of mining and exploration or material fines, penalties or other liabilities.

Most of our costs are subject to exchange control policies, the effects of inflation and currency fluctuations between the U.S. dollar and the Mexican peso.

        Our revenue and external funding are primarily denominated in U.S. dollars. However, mining, processing, maintenance and exploration costs at the Velardeña Properties and most of our exploration properties are denominated principally in Mexican pesos. These costs principally include electricity, labor, water, maintenance, local contractors and fuel. When inflation in Mexico increases without a corresponding devaluation of the Mexican peso, our financial position, results of operations and cash flows could be adversely affected. The annual inflation rate in Mexico was 2.1% in 2015, 4.1% in 2014 and 4.0% in 2013. At the same time, the peso has been subject to significant fluctuation, which may not have been proportionate to the inflation rate and may not be proportionate to the inflation rate in the future. The value of the peso decreased by 17% in 2015, decreased by 13% in 2014 and decreased by 0.6% in 2013. In addition, fluctuations in currency exchange rates may have a significant impact on our financial results. There can be no assurance that the Mexican government will maintain its current policies with regard to the peso or that the peso's value will not fluctuate significantly in the future. We cannot assure you that currency fluctuations, inflation and exchange control policies will not have an adverse impact on our financial condition, results of operations, earnings and cash flows.

If we are unable to obtain all of our required governmental permits or obtain property rights on favorable terms or at all, our business could be negatively impacted.

        Future mining and current processing at our Velardeña Properties, the continued evaluation of the El Quevar project and other exploration activities will require additional permits from various governmental authorities. Our business is and will continue to be governed by laws and regulations governing mining, exploration, prospecting, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety, mining royalties and other matters. We may also be required to obtain certain property rights to access or use our properties. Obtaining or renewing licenses and permits, and acquiring property rights, can be complex and time-consuming processes. There can be no assurance that we will be able to acquire all required licenses, permits or property rights on reasonable terms or in a timely manner, or at all, and that such terms will not be adversely changed, that required extensions will be granted, or that the issuance of such licenses, permits or property rights will not be challenged by third parties. Delays in obtaining or a failure to obtain any licenses, permits or property rights or any required extensions; challenges to the issuance of licenses, permits or property rights, whether successful or unsuccessful; changes to the terms of licenses, permits or property rights; or a failure to comply with the terms of any licenses, permits or property rights that have been obtained could have a material adverse effect on our business by delaying, preventing or making future mining and processing at our Velardeña Properties and other continued processing activities economically unfeasible. U.S. or international legislative or regulatory action to address concerns about climate change and greenhouse gas emissions could also negatively impact our business. While we will continue to monitor and assess any new policies, legislation or regulations regarding such matters, we currently believe that the impact of such legislation on our business will not be significant.

We depend on the services of key executives.

        Our business strategy is based on leveraging the experience and skill of our management team. We are dependent on the services of key executives, including Warren Rehn and Robert Vogels. Due to our relatively small size, the loss of any of these persons or our inability to attract and retain additional highly skilled employees may have a material adverse effect on our business and our ability to manage and succeed in our mining and exploration activities.

The exploration of our mineral properties is highly speculative in nature, involves substantial expenditures and is frequently non-productive.

        Mineral exploration is highly speculative in nature and is frequently non-productive. Substantial expenditures are required to:

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  establish mineral reserves through drilling and metallurgical and other testing techniques;

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  determine metal content and metallurgical recovery processes to process metal from the ore;

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  determine the feasibility of mine development and production; and

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  construct, renovate or expand mining and processing facilities.

        If we discover a deposit or ore at a property, it usually takes several years from the initial phases of exploration until production is possible. During this time, the economic feasibility of a project may change because of increased costs, lower metal prices or other factors. As a result of these uncertainties, we may not successfully acquire additional mineral rights, or our exploration programs may not result in proven and probable reserves at all or in sufficient quantities to justify developing the El Quevar project or any of our exploration properties.

        The decisions about future advancement of exploration projects may be based on feasibility studies, which derive estimates of mineral reserves, operating costs and project economic returns. Estimates of economic returns are based, in part, on assumptions about future metal prices and estimates of average cash operating costs based upon, among other things:

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  anticipated tonnage, grades and metallurgical characteristics of ore to be mined and processed;

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  anticipated recovery rates of silver and other metals from the ore;

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  cash operating costs of comparable facilities and equipment; and

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  anticipated climatic conditions.

        Actual cash operating costs, production and economic returns may differ significantly from those anticipated by our studies and estimates.

Lack of infrastructure could forestall or prevent further exploration and advancement.

        Exploration activities, as well as any advancement activities, depend on adequate infrastructure. Reliable roads, bridges, power sources and water supply are important factors that affect capital and operating costs and the feasibility and economic viability of a project. Unanticipated or higher than expected costs and unusual or infrequent weather phenomena, or government or other interference in the maintenance or provision of such infrastructure, could adversely affect our business, financial condition and results of operations.

Our exploration activities are in countries with developing economies and are subject to the risks of political and economic instability associated with these countries.

        We currently conduct exploration activities almost exclusively in countries with developing economies, including Argentina and Mexico. These countries and other emerging markets in which we may conduct business have from time to time experienced economic or political instability. We may be materially adversely affected by risks associated with conducting exploration activities in countries with developing economies, including:

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  political instability and violence;

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  war and civil disturbance;

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  acts of terrorism or other criminal activity;

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  expropriation or nationalization;

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  changing fiscal, royalty and tax regimes;

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  fluctuations in currency exchange rates;

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  high rates of inflation;

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  uncertain or changing legal requirements respecting the ownership and maintenance of mineral properties, mines and mining activities, and inconsistent or arbitrary application of such legal requirements;

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  underdeveloped industrial and economic infrastructure;

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  corruption; and

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  unenforceability of contractual rights.

        Changes in mining or investment policies or shifts in the prevailing political climate in any of the countries in which we conduct exploration activities could adversely affect our business.

We conduct our business in countries that may be adversely affected by changes in the local government's policies toward or laws governing the mining industry.

        We have exploration activities primarily in Mexico and Argentina. In these regions there exist uncertainties regarding future changes in applicable law related to mining and exploration. For instance, in January 2014, amendments to the Mexico federal corporate income tax law require titleholders of mining concessions to pay annually a 7.5% duty of their mining related profits and a 0.5% duty on revenues obtained from the sale of gold, silver and platinum that were effective March 2015. These additional duties applicable to Mexico mining concession titleholders will have a significant impact on the annual costs applicable to the Velardeña Properties if we have mining related profits or significant revenues in the future.

        Additionally, effective January 2015, the Argentina National Mining Code was amended, increasing the annual canon payment by approximately four times. In 2014 and 2015, our annual canon fees payable to the Argentine government was $35,000 and $74,000 respectively, and we expect to pay approximately $114,000 in 2016.

        Furthermore, as a result of the termination of a bilateral tax treaty among Spain and Argentina (terminated January 2013), certain beneficial tax treatment arising from equity ownership between our Spain and Argentina subsidiaries was eliminated. Consequently, we recorded a liability of approximately $21,500 as of December 31, 2015 and could be liable for up to an additional approximately $0.3 million stemming from unpaid interest equity tax for years 2009 through 2012 plus fines.

        In addition to the risk of increased transaction costs, we do not maintain political risk insurance to cover losses that we may incur as a result of nationalization, expropriation or similar events in Mexico or Argentina where we explore or have mining and processing activities.

We compete against larger and more experienced companies.

        The mining industry is intensely competitive. Many large mining companies are primarily makers of precious or base metals and may become interested in the types of deposits on which we are focused, which include silver, gold and other precious metals deposits or polymetallic deposits containing significant quantities of base metals, including zinc, lead and copper. Many of these companies have greater financial resources, experience and technical capabilities than we do. We may encounter increasing competition from other mining companies in our efforts to acquire mineral properties and hire experienced mining professionals. Increased competition in our business could adversely affect our ability to attract necessary capital funding or acquire suitable mining properties or prospects for mineral exploration in the future.

We are dependent on information technology systems, which are subject to certain risks, including cybersecurity risks and data leakage risks.

        We are dependent upon information technology systems in the conduct of our business. Any significant breakdown, invasion, virus, cyber attack, security breach, destruction or interruption of these systems by employees, others with authorized access to our systems, or unauthorized persons could negatively impact our business. To the extent any invasion, cyber attack or security breach results in disruption to our business, loss or disclosure of, or damage to, our data or confidential information, our reputation, business, results of operations and financial condition could be materially adversely affected. Our systems and insurance coverage for protecting against cyber security risks may not be sufficient. Although to date we have not experienced any material losses relating to cyber attacks, we may suffer such losses in the future. We may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information security vulnerabilities.

The issuance of a significant number of shares of common stock upon the conversion of approximately $5.1 million of the principal and accrued interest under the Sentient Note in February and June 2016 resulted in a change of control of the Company.

        On October 27, 2015, the Company borrowed $5.0 million from The Sentient Group ("Sentient"), the Company's largest stockholder pursuant to the terms of a Senior Secured Convertible Note (the "Sentient Note") and a related loan agreement, with principal and accrued interest due on October 27, 2016. On February 11, 2016, Sentient converted approximately $3.9 million of principal and $0.1 million of accrued interest (representing the total amount of accrued interest at the conversion date) pursuant to the Sentient Note into 23,355,000 shares of the Company's common stock at an exercise price of approximately $0.17 per share, reflecting 90% of the 15-day volume weighted average price ("VWAP") immediately preceding the conversion date (the "February Conversion"). On June 10, 2016, Sentient converted the remaining approximately $1.1 million of principal and approximately $34,000 of accrued interest (representing the total amount of accrued interest at the conversion date) pursuant to the Sentient Note into 4,011,740 shares of the Company's common stock at an exercise price of approximately $0.29 per share, equal to 90% of the 15-day VWAP immediately preceding the loan's original issue date (the "June Conversion" and together with the February Conversion, the "Conversions").

        As a result of the Conversions, Sentient's ownership increased from approximately 27% to approximately 47% of the Company's outstanding common stock. The ownership increase to approximately 47% effectively resulted in a change of control of the Company. With this increased ownership, Sentient could exert significant control over the Company, including over the election of directors, changes in the size or the composition of the board of directors, and mergers and other business combinations involving the Company. Through control of the board of directors and increased voting power, including an ability to prevent a quorum at stockholders meetings, Sentient could control certain decisions, including decisions regarding qualification and appointment of officers, operations of the business including acquisition or disposition of our assets or purchases and sales of mining or exploration properties, dividend policy, and access to capital (including borrowing from third-party lenders and the issuance of equity or debt securities).

Risk Factors Related to Our Common Stock

The existence of a significant number of warrants may have a negative effect on the market price of our common stock.

        In connection with our financing in May 2016, we issued five year warrants to acquire 6,000,000 shares of our common stock at $0.75 per share expiring in May 2021. In connection with our financing in September 2014, we issued five year warrants to acquire 4,746,000 shares of our common stock at $1.21 per share expiring in September 2019. In connection with our financing in September 2012, we issued five year warrants to purchase 3,431,649 shares of our common stock at an exercise price of $8.42 per share expiring September 2017. Pursuant to the anti-dilution clauses in the September 2012 and 2014 warrant agreements, the exercise price of the warrants has been adjusted downward as a result of the subsequent issuance of the Company's common stock in separate transactions, including the May 2016 financing, the September 2014 financing and the conversion of the Sentient Note. As a result of these transactions, the number of shares of common stock issuable upon exercise of the September 2012 warrants was increased from the original 3,431,649 shares to 6,120,573 shares (2,688,924 share increase) and the exercise price was reduced from the original $8.42 per share to $4.72 per share. The number of shares of common stock issuable upon exercise of the September 2014 warrants was increased from the original 4,746,000 shares to 5,458,377 shares (712,377 share increase) and the exercise price was reduced from the original $1.21 per share to $0.87 per share. The existence of securities available for exercise and resale is referred to as an "overhang," and, particularly if the warrants are "in the money," the anticipation of potential sales could exert downward pressure on the market price of our common stock.

Failure to meet the maintenance criteria of the NYSE MKT may result in the delisting of our common stock, which could result in lower trading volumes and liquidity, lower prices of our common stock and make it more difficult for us to raise capital.

        Our common stock is listed on the NYSE MKT, and we are subject to its continued listing requirements, including maintaining certain share prices and a minimum amount of shareholders equity. The market price of our common stock has been recently and may continue to be subject to significant fluctuation. If we are unable to comply with the NYSE MKT continued listing requirements, including its trading price requirements, our common stock may be suspended from trading on and/or delisted from the NYSE MKT. Alternatively, in order to avoid delisting by the NYSE MKT, we may be required to effect a reverse split of our common stock. Although we have not been notified of any delisting proceedings, there is no assurance that we will not receive such notice in the future or that we will be able to then comply with NYSE MKT listing standards. The delisting of our common stock from the NYSE MKT may materially impair our stockholders' ability to buy and sell our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. In addition, the delisting of our common stock could significantly impair our ability to raise capital.

If our common stock were delisted and determined to be a "penny stock," a broker-dealer could find it more difficult to trade our common stock and an investor may find it more difficult to acquire or dispose of our common stock in the secondary market.

        If our common stock were removed from listing on the NYSE MKT, it may be subject to the so-called "penny stock" rules. The SEC has adopted regulations that define a "penny stock" to be any equity security that has a market price per share of less than $5.00, subject to certain exceptions, such as any securities listed on a national securities exchange. For any transaction involving a "penny stock," unless exempt, the rules impose additional sales practice requirements on broker-dealers, subject to certain exceptions. If our common stock were delisted and determined to be a "penny stock," a broker-dealer may find it more difficult to trade our common stock and an investor may find it more difficult to acquire or dispose of our common stock on the secondary market. These factors could significantly negatively affect the market price of our common stock and our ability to raise capital.

Risks Related to this Offering

Our stockholders may suffer additional dilution to their equity and voting interests as a result of future financing transactions.

        We could require additional funding to support our business, including for general and administrative costs and other working capital needs to fund our continuing business activities as currently conducted. Because debt financing is difficult to obtain for early stage mining companies, it is likely that we will seek such financing in the equity markets. If we were to engage in any type of equity financing the current ownership interest of our stockholders would be diluted.

Management will have broad discretion as to the use of the net proceeds from this offering, and we may not use these proceeds effectively.

        The Company currently intends to allocate the net proceeds it will receive from the offering as described under the heading "Use of Proceeds" on page S-26 of this prospectus supplement. However, management will have discretion in the actual application of the net proceeds, and the Company may elect to allocate proceeds differently from that described under the heading "Use of Proceeds" on page S-26 of this prospectus supplement if the Company believes it would be in its best interests to do so. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our failure to apply these funds effectively could have an adverse effect on our business and cause the price of our common stock to decline.

The market price of our common stock may fluctuate significantly.

        The market price of our common stock has fluctuated and could fluctuate substantially in the future. This volatility may subject our stock price to material fluctuations due to the factors discussed in this "Risk Factors" section, the accompanying prospectus and the documents incorporated herein by reference, and other factors including market reaction to the estimated fair value of our portfolio; rumors or dissemination of false information; changes in coverage or earnings estimates by analysts; our ability to meet analysts' or market expectations; and sales of common stock by existing stockholders.

DILUTION

        Purchasers of common stock offered by this prospectus supplement and the accompanying base prospectus may experience immediate dilution in the net tangible book value of their common stock from the price paid in the offering. The net tangible book value of our common stock as of September 30, 2016 was approximately $8,112,000, or $0.09 per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of common stock outstanding as of September 30, 2016.

        Dilution per share represents the difference between the public offering price per share of common stock and the adjusted net tangible book value per share of common stock after giving effect to this offering. After reflecting the sale in this offering of 7,812,500 shares of common stock at an assumed public offering price of $0.64 per share (the closing price of our common stock on the NYSE MKT on December 16, 2016), less commissions and estimated offering expenses, the adjusted net tangible book value of our common stock as of September 30, 2016 would have been approximately $12,962,000, or approximately $0.13 per share. The change represents an immediate increase in net tangible book value of common stock of $0.04 per share to existing stockholders and an immediate dilution of $0.51 per share to new investors purchasing the common stock in this offering. The following table illustrates this per share dilution:

Assumed public offering price per common share	$0.64
Net tangible book value per share as of September 30, 2016	$0.09
Increase per share attributable to this offering	$0.04
Adjusted net tangible book value per share as of September 30, 2016	$0.13
Dilution per share attributable to this offering	$0.51

        The foregoing calculations are based on 88,920,041 shares of common stock outstanding as of September 30, 2016 and exclude (i) 95,810 outstanding options to purchase our common stock at a weighted exercise price of $8.02; (ii) 1,607,317 shares of common stock reserved for issuance under the Amended and Restated 2009 Equity Incentive Plan in exchange for restricted stock units issued to our non-employee directors under the terms of our Non-Employee Directors Deferred Compensation and Equity Award Plan; (iii) 6,120,573 shares of common stock issuable upon exercise of our currently outstanding 2012 warrants at an exercise price of $4.72 per share; (iv) 5,458,377 shares of common stock issuable upon the exercise of our currently outstanding 2014 warrants with an exercise price of $0.87 per share; and (v) 6,000,000 shares of common stock issuable upon exercise of our warrants outstanding at an exercise price of $0.75 per share.

        The table above assumes for illustrative purposes that an aggregate of 7,812,500 shares of common stock are sold during the term of the Sales Agreement at a price of $0.64 per share (the closing price of our common stock on the NYSE MKT on December 16, 2016) for aggregate gross proceeds of $5,000,000. In fact, the shares subject to the Sales Agreement will be sold, if at all, from time to time at prices that may vary. An increase of $0.50 per share in the price at which the shares are sold from the assumed offering price of $0.64 per share shown in the table above, assuming all of our common stock in the aggregate amount of $5,000,000 during the term of the Sales Agreement with Wainwright is sold at that price, would increase our adjusted net tangible book value per share after the offering to approximately $0.14 per share and would cause immediate dilution of $1.00 per share to new investors purchasing the common stock in this offering, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $0.25 per share in the price at which the shares are sold from the assumed offering price of $0.64 per share shown in the table above, assuming all of our common stock in the aggregate amount of $5,000,000 during the term of the Sales Agreement with Wainwright is sold at that price, would increase our adjusted net tangible book value per share after the offering to approximately $0.13 per share and would cause immediate dilution of $0.26 per share to new investors purchasing the common stock in this offering. This information is supplied for illustrative purposes only.

USE OF PROCEEDS

        We are not guaranteed to receive any particular amount of proceeds from this offering. The amount of proceeds we receive from this offering, if any, will depend upon the number shares of common stock sold and the market price at which they are sold.

        We intend to use the net proceeds from this offering, after deducting Wainwright's commission and our offering expenses, and together with the Company's current cash resources, to fund new and continuing exploration programs at its mining projects, for possible future acquisitions and for general corporate and working capital purposes.

        Our management will have broad discretion in the application of the net proceeds of this offering.

PLAN OF DISTRIBUTION

        We have entered into an At the Market Offering Agreement, or the Sales Agreement, dated December 20, 2016, with H.C. Wainwright & Co., LLC, or Wainwright, under which we may issue and sell up to $5,000,000 in value of shares of our common stock from time to time through Wainwright as our sales agent.

        Upon receipt of a notice from us specifying the number of shares to be sold and such other matters as may be agreed upon by us and Wainwright, Wainwright, as our agent, will use commercially reasonable efforts, consistent with its normal sales and trading practices and applicable laws, to sell shares of our common stock, if any, pursuant to this prospectus supplement. Sales of shares of common stock, if any, pursuant to this prospectus supplement will be made by any method permitted by law deemed to be an "at the market offering" as defined in Rule 415 under the Securities Act. Specifically, sales will be made directly on the NYSE MKT, the existing United States trading market for our common stock, or on any other existing United States trading market for our common stock or through a market maker, at market prices prevailing at the time of sale. To the extent required by Regulation M, Wainwright will not engage in any transactions that stabilize our common stock while the offering is ongoing under this prospectus supplement. No shares of common stock distributed under this prospectus supplement will be offered or sold in Canada, including through the TSX or any other trading market in Canada.

        Under the Sales Agreement, we will instruct Wainwright in a sales notice as to the maximum amount of shares of our common stock to be sold by Wainwright daily, and the minimum price per share at which such shares may be sold. Subject to the conditions of the Sales Agreement, Wainwright will use its commercially reasonable efforts to solicit purchases on a particular day of all shares designated for sale by us on that day. The gross sales price of the shares sold will be the market price for shares of our common stock sold by Wainwright on the trading market at the time of sale of the shares. We or Wainwright may suspend the offering of our common stock upon proper notice and subject to certain other conditions. The obligation of Wainwright under the Sales Agreement to sell our common stock pursuant to a sales notice is subject to a number of conditions.

        Wainwright will provide written confirmation to us following the close of trading on the NYSE MKT following each day in which shares of our common stock are sold under the Sales Agreement. Each confirmation will include the number of shares sold on the day, the aggregate gross sales proceeds, the net proceeds to us and the compensation payable by us to Wainwright with respect to the sales.

        We will pay Wainwright commissions for its services in acting as our agent in the sale of our common stock. The compensation payable to Wainwright for sales of shares of our common stock with respect to which Wainwright acts as sales agent shall be equal to 2.0% of the gross sales price of those shares. We have also agreed to reimburse Wainwright the fees and disbursements of its legal counsel in an amount up to $50,000. There is no guarantee that there will be any sales of our common stock under this prospectus supplement and the accompanying base prospectus.

        Settlement for sales of shares of our common stock will occur on the third business day following the date on which any sales are made. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

        In connection with the sale of shares of our common stock on our behalf, Wainwright is an "underwriter" within the meaning of the Securities Act, and the compensation of Wainwright is an underwriting commission or discount. We have agreed to provide indemnification and contribution to Wainwright with respect to certain civil liabilities, including liabilities under the Securities Act and the Exchange Act.

        The offering of shares of our common stock pursuant to the Sales Agreement will terminate upon the earlier of (1) the sale of all of our common stock provided for in this prospectus supplement, or (2) the termination of the Sales Agreement. The Sales Agreement may be terminated by us at any time in our sole discretion by giving three business days' written notice to Wainwright, or by Wainwright at any time in its sole discretion by giving three business days written notice to the Company. The Sales Agreement will remain in full force and effect until the earlier of December 20, 2018, or the date that the Sales Agreement is terminated in accordance with the terms thereof.

        This is a brief summary of the material provisions of the Sales Agreement and does not purport to be a complete statement of its terms and conditions. A copy of the Sales Agreement has been filed with the SEC on a Current Report on Form 8-K and is incorporated by reference into the registration statement of which this prospectus supplement forms a part.

        Wainwright and its affiliates may in the future provide various investment banking and other financial services for us for which services they may in the future receive customary fees. The principal business address of Wainwright is 430 Park Avenue, New York, New York 10022.

RESTRICTIONS ON RESALE TO RESIDENTS OF CANADA

        The Company is a "reporting issuer" (within the meaning of applicable Canadian securities laws) in each of the provinces of Canada. However, as the offering of shares of common stock under this prospectus supplement is being made solely outside of Canada, the Company is exempt from or otherwise not subject to the requirement under Canadian securities laws to prepare and file a prospectus with the securities regulatory authorities in each of the provinces of Canada to qualify the distribution of such shares of common stock. Accordingly, each purchaser of the shares of common stock distributed under this prospectus supplement acknowledges that such shares of common stock are subject to "hold period" resale restrictions under applicable Canadian securities laws and that such shares of common stock must not be traded or resold in or to a resident of Canada until four months and a day after the date of the purchase and sale of such shares, and each purchaser of shares of common stock distributed under this prospectus supplement agrees and is deemed to agree to comply with such restrictions. Accordingly, this prospectus supplement serves as notice to each purchaser of shares of common stock distributed under this prospectus supplement of the transfer and resale restrictions applicable to such shares of common stock under Canadian securities laws described in the following legend:

        "UNDER CANADIAN SECURITIES LAWS, UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY IN CANADA BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE ORIGINAL DISTRIBUTION DATE OF THE SHARES OF COMMON STOCK."

 LEGAL MATTERS

        The validity of the issuance of the securities offered hereby will be passed upon for us by Davis Graham & Stubbs LLP. Wainwright is being represented in connection with this offering by Ellenoff Grossman & Schole LLP.

INTEREST OF NAMED EXPERTS AND COUNSEL

        Since May, 2009 until her resignation on December 30, 2015, Deborah Friedman devoted approximately half of her time to serve as the Company's Senior Vice President, General Counsel and Corporate Secretary and approximately half of her time to her legal practice at Davis Graham & Stubbs LLP ("DGS") where she is a partner. During 2014 and 2015 the Company paid a monthly flat fee retainer of approximately $15,000 to DGS for approximately one half of Ms. Friedman's time spent serving as the Company's Senior Vice President, General Counsel and Corporate Secretary, which DGS subsequently remitted to Ms. Friedman, and the Company paid her customary hourly rate to DGS for any time spent by Ms. Friedman in excess of that threshold. Although she was an executive officer of the Company for Section 16(a) reporting purposes under the Securities Exchange Act of 1934, Ms. Friedman was not employed by the Company. For the years ended December 31, 2015 and 2014 the Company paid approximately $490,000 and $460,000 respectively to DGS for legal services, including the amounts relating to Ms. Friedman described above. The Company has been advised by DGS that these amounts represented a de minimis amount of DGS's total revenue in each of the two years. At December 31, 2015 and 2014 the Company's Consolidated Balance Sheets included in accounts payable and other accrued liabilities amounts owed to DGS of approximately $25,000 and $21,000 respectively.

EXPERTS

        The consolidated financial statements of Golden Minerals Company as of December 31, 2015 and 2014 incorporated in this prospectus supplement by reference to the Golden Minerals Company Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the reports of EKS&H LLLP, an independent registered public accounting firm, given on the authority of said firms as experts in auditing and accounting.

        The estimates of our mineralized material with respect to the Velardeña Properties incorporated by reference in this prospectus supplement and the accompanying prospectus have been included in reliance upon the technical report prepared by Tetra Tech, Inc. The estimates of our mineralized material with respect to the El Quevar project included in this prospectus supplement or incorporated by reference in this prospectus supplement and the accompanying prospectus have been included in reliance upon the technical report prepared by RungePincockMinarco (formerly Pincock Allen & Holt).

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder, and in accordance therewith, we file periodic reports and proxy statements with the Securities and Exchange Commission, referred to in this prospectus supplement as the SEC. All reports, proxy statements and the other information that we file with the SEC may be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC's website at www.sec.gov and our website at www.goldenminerals.com. Information on our website is not incorporated by reference in this prospectus supplement.

        We have filed with the SEC a registration statement (of which this prospectus supplement and the accompanying prospectus are a part) on Form S-3 under the Securities Act with respect to our securities. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement, including the exhibits and schedules thereto, certain parts of which are omitted as permitted by the rules and regulations of the SEC.

        We also maintain an Internet website at www.goldenminerals.com, which provides additional information about our company and through which you can also access our SEC filings. Our website and the information contained in and connected to it are not a part of or incorporated by reference into this prospectus supplement or the accompanying prospectus.

        We also file reports, statements or other information with the Alberta, British Columbia, Saskatchewan, Manitoba, Quebec, New Brunswick, Nova Scotia, Prince Edward Island, Newfoundland and Ontario Securities Commissions. Copies of these documents that are filed through the System for Electronic Document Analysis and Retrieval, or "SEDAR," of the Canadian Securities Administrators are available at its web site http://www.sedar.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        This prospectus supplement and the accompanying prospectus incorporate by reference information we have filed with the SEC, which means that we can disclose important information to you be referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering (other than information in documents that is deemed not to be filed):

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2015;

  •
  The information specifically incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2015 from our Definitive Proxy Statement on Schedule 14A filed on April 8, 2016;

  •
  Our Quarterly Reports on Form 10-Q for quarters ended March 31, 2016, June 30, 2016 and September 30, 2016;

  •
  Our Current Reports on Form 8-K filed on January 20, 2016, February 18, 2016, May 6, 2016, May 20, 2016, June 14, 2016 and August 5, 2016 (excluding all information furnished in such report under Item 2.02 or 9.01); and

  •
  The description of our common stock contained in our registration statement on Form 8-A filed February 5, 2010 with the SEC under 12(b) of the Exchange Act (File No. 001-13627), including any subsequent amendment or report filed for the purpose of updating such description.

        We also incorporate by reference all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement of which this prospectus supplement is a part (including prior to the effectiveness of the registration statement) and prior to the termination of the offering. Any statement in a document incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus supplement or any other subsequently filed document that is incorporated by reference herein modifies or supersedes such statement.

        Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 or corresponding information furnished under Item 9.01 or included as an exhibit of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement.

        We will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests should be directed to:

Golden Minerals Company
350 Indiana Street, Suite 800
Golden, Colorado 80401
Attention: Secretary
Telephone: (303) 839-5060

Filed pursuant to Rule 424(b)(3)
Registration No. 333-199026

        PROSPECTUS

$200,000,000

Senior Debt Securities
Subordinated Debt Securities
Common Stock
Preferred Stock
Warrants
Rights
Units
Depositary Shares

        Golden Minerals Company ("Golden Minerals," "we," "us," or "our") may offer and sell from time to time up to $200,000,000 of our senior and subordinated debt securities, common stock, $0.01 par value, preferred stock, $0.01 par value, warrants to purchase any of the other securities that may be sold under this prospectus, rights to purchase common stock, preferred stock and/or senior or subordinated debt securities, depositary shares, units consisting of two or more of these classes or series of securities and securities that may be convertible or exchangeable to other securities covered hereby, in one or more transactions.

        We will provide specific terms of any offering in supplements to this prospectus. The securities may be offered separately or together in any combination and as separate series. You should read this prospectus and any supplement carefully before you invest.

        We may sell securities directly to you, through agents we select, or through underwriters or dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. The net proceeds we expect to receive from these sales will be described in the prospectus supplement.

        Our common stock is listed on the NYSE MKT LLC ("NYSE MKT") under the symbol "AUMN". On September 29, 2014 the last reported sales price of our common stock on the NYSE MKT was $0.67 per share. Our common stock is also listed on the Toronto Stock Exchange ("TSX") under the symbol "AUM". The closing price for our common stock on September 29, 2014 as quoted on the TSX, was Cdn$0.74. The applicable prospectus supplement will contain information, where applicable, as to any other listing on the NYSE MKT or any securities exchange of the securities covered by the prospectus supplement.

        On September 30, 2014, the aggregate market value of our outstanding common stock held by non-affiliates was $47,319,378. We have previously sold $5,501,080 of securities pursuant to General Instruction I.B.6 of Form S-3 during the prior twelve calendar month period that ends on, and includes, the date of this prospectus.

        The securities offered in this prospectus involve a high degree of risk. See "Risk Factors" on page 7 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 5, 2014.

        As used in this prospectus, the terms "Golden Minerals," "we," "our," "ours" and "us" may, depending on the context, refer to Golden Minerals Company or to one or more of Golden Minerals Company's consolidated subsidiaries or to Golden Minerals Company and its consolidated subsidiaries, taken as a whole. When we refer to "shares" throughout this prospectus, we include all rights attaching to our common stock under any shareholder rights plan then in effect.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC or the Commission, using a "shelf" registration process. Under the shelf registration, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time that we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information incorporated by reference in this prospectus before making an investment in our securities. See "Where You Can Find More Information" for more information. We may use this prospectus to sell securities only if it is accompanied by a prospectus supplement.

        You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of such document.

WHERE YOU CAN FIND MORE INFORMATION

        We file and furnish annual, quarterly and current reports and other information, including proxy statements, with the SEC. You may read and copy any document we file or furnish with the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are available to the public on the SEC's website at www.sec.gov. Our SEC filings are also available through the "Investor Relations" section of our website at www.goldenminerals.com.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, and information filed with the SEC subsequent to this prospectus and prior to the termination of the particular offering referred to in such prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus and any accompanying prospectus supplement the documents listed below (excluding any portions of such documents that have been "furnished" but not "filed" for purposes of the Exchange Act):

          (a)   The Company's Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Commission on February 28, 2014;

          (b)   The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014, as filed with the Commission on May 1, 2014, and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014, as filed with the Commission on August 6, 2014;

          (c)   The Company's Current Reports on Form 8-K as filed with the Commission on May 28, 2014 and on September 10, 2014; and

          (d)   The description of the Company's common stock contained in our registration statement on Form 8-A filed February 5, 2010 with the Commission under Section 12(b) of the Exchange Act (File No. 001-13627), including any subsequent amendment or report filed for the purpose of updating such description.

        We also incorporate by reference all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement of which this prospectus is a part (including prior to the effectiveness of the registration statement) and prior to the termination of the offering. Any statement in a document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such statement.

        Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 or corresponding information furnished under Item 9.01 or related exhibits of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

        We will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests should be directed to:

  Golden Minerals Company
  350 Indiana Street, Suite 800
  Golden, Colorado 80401
  Attention: Secretary
  Telephone: (303) 839-5060

        Except as provided above, no other information, including information on our internet site, is incorporated by reference in this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, and any relevant prospectus supplement and free writing prospectus, including information incorporated herein or therein by reference, contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements include statements relating to our plans, expectations and assumptions concerning the Velardeña Properties (as defined in this prospectus) and anticipated costs and spending of the same; anticipated plans and expectations regarding the El Quevar project (as defined in this prospectus); planned drill programs and other exploration and related spending and costs at exploration properties and anticipated timing of drill results from certain exploration properties; anticipated spending on general and administrative activities; and planned spending and expected cash needs and statements concerning our financial condition, operating strategies and operating and legal risks.

        We use the words "anticipate," "continue," "likely," "estimate," "expect," "may," "could," "will," "project," "should," "believe" and similar expressions (including negative and grammatical variations) to identify forward-looking statements and information. Statements that contain these words discuss our future expectations, contain projections or state other forward-looking information. Although we believe the expectations and assumptions reflected in those forward-looking statements are reasonable, we cannot assure you that these expectations and assumptions will prove to be correct.

        Our actual results could differ materially from those expressed or implied in these forward-looking statements and information as a result of the factors described under "Risk Factors" in this prospectus and other factors set forth in this prospectus, and the documents incorporated by reference herein, including:

  •
  Higher than anticipated costs for activities related to the restart of mining and processing at the Velardeña Properties;

  •
  Risks related to our Velardeña Properties, including variations in the nature, quality and quantity of any mineral deposits that may be located there, whether we can extract and sell minerals from the mines successfully or profitably at current lower silver and gold prices, mining or processing problems, metallurgical problems, decreases in expected silver and gold prices, our ability to obtain and maintain any necessary permits, consents, or authorizations for mining and processing at the Velardeña Properties, accidents or environmental problems or other unanticipated events and our ability to raise the necessary capital if required to finance future mining and processing at the Velardeña Properties;

  •
  Risks related to the El Quevar project in Argentina, including whether we will be able to find a joint venture partner to advance the project, results of future exploration, feasibility and economic viability, delays and increased costs associated with evaluation of the project, whether our estimates of care and maintenance costs are accurate;

  •
  Our ability to retain key management and mining personnel necessary to complete the restart plan and ramp-up our Velardeña Properties and to successfully operate and grow our business;

  •
  The results of future exploration at our exploration portfolio properties;

  •
  Economic and political events affecting the market prices for gold, silver, zinc, lead and other minerals which may be found on our exploration properties;

  •
  Political and economic instability in Mexico, Argentina, and other countries in which we conduct our business and future actions of any of these governments with respect to nationalization of natural resources or other changes in mining or taxation policies;

  •
  Future decreases in silver and gold prices; and

  •
  The factors set forth in "Risk Factors" on page 7 of this prospectus.

        These factors are not intended to represent a complete list of the general or specific factors that could affect us. We may note additional factors elsewhere in this prospectus and in any documents incorporated by reference herein. Many of those factors are beyond our ability to control or predict. You should not unduly rely on any of our forward-looking statements or information. These statements speak only as of the date of this prospectus. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect future events or developments. All subsequent written and oral forward-looking statements and information attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained in this section and elsewhere in this prospectus.

        Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, such expectations may prove to be materially incorrect due to known and unknown risks and uncertainties.

        All forward-looking statements speak only as of the date made. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

 CAUTIONARY STATEMENT REGARDING MINERALIZED MATERIAL

        "Mineralized material" as used in this prospectus and the documents incorporated by reference herein and therein, although permissible under the SEC's Industry Guide 7, does not indicate "reserves" by SEC standards. We cannot be certain that any deposits at the Velardeña Properties or at the El Quevar project or any of our other exploration properties will ever be confirmed or converted into SEC Industry Guide 7 compliant "reserves." Investors are cautioned not to assume that all or any part of the disclosed mineralized material estimates will ever be confirmed or converted into reserves or that mineralized material can be economically or legally extracted.

 NON-GAAP FINANCIAL MEASURES

        In this prospectus, we use the term "cash cost per payable silver ounce, net of by-product credits" which is considered a Non-GAAP financial measure as defined in SEC Regulation S-K Item 10 and applicable Canadian securities law and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). There are material limitations associated with the use of such non-GAAP measures. Since these measures do not incorporate revenues, changes in working capital and non-operating cash costs, they are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors including, but not limited to, mining rates, milling rates, ore grade, recoveries, costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are similar to the measures of other silver mining companies, but may not be comparable to similarly titled measures in every instance.

        "Cash costs per payable silver ounce, after by-product credits," is a non GAAP financial measure that is widely used in the mining industry. Under GAAP, there is no standardized definition of cash cost per payable silver ounce, after by-product credits, and therefore the Company's forecasted cash costs may not be comparable to similar measures reported by other companies.

        Forecasted cash costs per payable silver ounce, after by-product credits, for the Velardeña Properties were calculated based on the mining plan, and include all forecasted direct and indirect costs associated with the physical activities that would generate concentrate products for sale to customers, including mining to gain access to mineralized materials, mining of mineralized materials and waste, milling, third-party related treatment, refining and transportation costs, on-site administrative costs, and royalties. Forecasted cash costs do not include depreciation, depletion, amortization, exploration expenditures, reclamation and remediation costs, sustaining capital, financing costs, income taxes, or corporate general and administrative costs not directly or indirectly related to the Velardeña Properties. By-product credits include forecasted revenues from gold, lead, and zinc contained in the products sold to customers. Cash costs, after by-product credits, were divided by the quantity of payable silver forecasted to be produced during the period to arrive at cash costs per payable silver ounce, after by-product credits. Cost of sales is the most comparable financial measure, calculated in accordance with GAAP, to cash costs. As compared to cash costs, cost of sales includes adjustments for changes in inventory and excludes net revenue from by-products and third-party related treatment, refining and transportation costs, which are reported as part of revenue in accordance with GAAP.

THE COMPANY

        We are a mining company with Velardeña and Chicago precious metals mining properties in the State of Durango, Mexico (the "Velardeña Properties"), the El Quevar advanced exploration property in the province of Salta, Argentina (the "El Quevar project"), and a diversified portfolio of precious metals and other mineral exploration properties located primarily in or near historical precious metals producing regions of Mexico and Argentina. Our management team is comprised of experienced mining professionals with extensive expertise in mineral exploration, mine construction and development, and mine operations. Our principal offices are located in Golden, Colorado at 350 Indiana Street, Suite 800, Golden, CO 80401, and our registered office is the Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801. We also maintain an office at the Velardeña Properties in Mexico and exploration offices in Argentina and Mexico.

        We are considered an exploration stage company under SEC criteria since we have not demonstrated the existence of proven or probable reserves at our Velardeña Properties or any of our other properties. Prior to suspending mining and processing at the Velardeña Properties in June 2013, we had revenues from the sale of gold, silver, lead and zinc products from the Velardeña and Chicago mines. Even though we have recommenced mining at the Velardeña Properties, until such time, if ever, that we demonstrate the existence of proven or probable reserves pursuant to SEC Industry Guide 7 we expect to remain as an exploration stage company.

Velardeña Properties

        Since the shutdown of the Velardeña Properties in June 2013 due to lower silver and gold prices, we have worked on developing and evaluating plans to restart mining. We also completed a 9,000 meter drill program at the Velardeña Properties in vein systems located largely outside the boundaries of our 2012 mineralized material estimate. This drill program represents the first known drilling of the Terneras and Roca Negra vein sulfides in the area below the historic Terneras mine workings. Our drilling, mine planning and analysis indicate that positive net cash flow may be achieved at the Velardeña Properties at silver and gold prices of $20.00 and $1,250, respectively, once material processing reaches the 285 tonnes per day processing level. An independent engineering firm participated in the preparation of the mining plan.

        We completed our evaluation and new mine plans in the second quarter 2014, and began mining on July 1, 2014, focused primarily on the San Mateo and Roca Negra veins. We plan to stockpile mined material until the fourth quarter 2014, when we expect to commence processing mined material through the sulfide mill. We plan to mine from the San Mateo, Terneras and Roca Negra veins during the fourth quarter 2014, with mining in the Terneras vein ramping up in the first half of 2015. Plans call for sulfide mill processing of an average of approximately 150 tonnes per day during the fourth quarter 2014, increasing to an average of approximately 285 tonnes per day by the end of the second quarter 2015. We expect to produce payable metals beginning in the fourth quarter 2014 of approximately 160,000 ounces of silver equivalents increasing to approximately 275,000 ounces of silver equivalents per quarter by the end of the second quarter 2015 when the ramp-up is completed. Once ramp-up is completed, we expect output of approximately 1.0 to 1.2 million silver equivalent ounces per year. We project cash costs per payable silver ounce, net of by-product credits, of between $25 and $30 in the fourth quarter 2014, decreasing to between $12 and $15 by mid-2015. Silver equivalent ounces include silver and gold but exclude lead and zinc and are calculated at a ratio of 60 silver ounces to one gold ounce. "Cash costs per payable silver ounce, net of by-product credits" is a non-GAAP financial measure defined above in "Non-GAAP Financial Measures."

        We expect the incremental 2014 cash outlay to resume mining to total approximately $3.0 million. This is comprised of approximately $1.0 million in restart capital costs for mill improvements and slusher equipment plus $3.0 million of negative gross margin (revenue less cost of sales) in 2014, offset by approximately $1.0 million of avoided care and maintenance costs. We also plan to explore possible sales of excess mining equipment and noncore exploration properties which could offset part of the $3 million cash outlay. We also continue to search for oxide feed from outside sources, which could enable us to restart the Velardeña oxide plant during the restart plan.

        We have reopened Velardeña as a leaner and lower cost mine, with a new general manager and new mine and mill managers. We have hired 50 new employees under a new labor union agreement and are mining two ten-hour shifts per day. By year-end 2014, we expect to employ approximately 150 people, with approximately 100 employees under the new labor union agreement. This is less than one-third of the employees prior to June 2013 when we were running both sulfide and oxide plants and processing approximately 500 tonnes per day.

        Under our new mine plan, we are using an overhand cut and fill mining method and slusher mucking in the stopes. This mining method should allow us to mine vein widths as narrow as 0.5 meters, which should significantly decrease dilution and allow higher grade material to be hauled to the mill. For conservative planning purposes, we have assumed dilution of the veins to one meter widths. Material will be removed from the mine using the new 1.9 kilometer production-sized San Mateo access ramp, which we completed prior to suspending mining in June 2013. This ramp and mining in new veins provides more efficient and lower cost removal of mined material compared to pre-suspension haulage primarily from a low capacity internal shaft.

        Under current plans, we expect mining to focus on the San Mateo, Terneras, and Roca Negra veins. Drilling results and metallurgical studies indicate that these sulfide veins , mined minimally in the past, contain higher grade material over more consistent widths in the 0.5 to 1.0 meter range, with significantly lower arsenic levels than those in the Santa Juana vein system that was the focus of our previous mining activity. We expect that the lower arsenic will allow for improved payment terms and metallurgical recovery of the metals. The Roca Negra vein, not considered in the initial restart plan, should permit greater flexibility in achieving the objectives of the mine plan, providing an additional vein for mining.

        The mining plan calls for the processing of mined material to make lead, zinc and gold-bearing pyrite concentrates. The mining plan is based on favorable results of preliminary metallurgical testing and our expectation, based on the results of the 2014 drill program, that processed material should contain an average of approximately 4 grams per tonne gold and 200 to 250 grams per tonne silver. As noted above, other than portions of the San Mateo vein, this material is not included in our reported mineralized material

El Quevar

        We have placed the El Quevar property on care and maintenance at an annual projected cost of approximately $1 million and continue to actively solicit a partner to fund further drilling to follow up on mineralization discovered in late 2012.

Exploration

        In the first quarter 2014, we completed a 2,000 meter drill program to test down dip targets on the previously mined vein system at the 233 hectare Los Azules property in Chihuahua, Mexico. Based on results from this phase one drilling program, we conducted a phase two drill program and have completed in both programs a total of 6,900 meters in 29 holes drilled from both surface and underground. Our total payment obligation for the Los Azules property is $2.0 million, approximately $1.7 million of which is to be paid in 2016 and 2017, pursuant to a purchase agreement that we can terminate at any time following a short notice period.

        On August 1, 2014, we entered into an agreement giving us the right to acquire for $1.6 million the Santa Maria mine, a privately held property near the Parral District of southern Chihuahua State, Mexico, located approximately 20 kilometers from the Company's Los Azules project. We plan to initiate a drill program during the third quarter 2014 to further test the depth extension of the Santa Maria vein. In order to acquire the Santa Maria mine, we would make a $500,000 option payment in January 2015 with subsequent payments due every six months until the full $1.6 million is paid.

 RISK FACTORS

        An investment in the securities offered in this prospectus involves a high degree of risk.

We have historically incurred operating losses and operating cash flow deficits and we expect to incur operating losses and operating cash flow deficits through at least 2014; our potential profitability in the foreseeable future would depend on our ability to mine at our Velardeña Properties on a profitable basis and on our ability to generate sufficient revenue from other sources to fund our continuing activities.

        We have a history of operating losses and we expect that we will continue to incur operating losses unless and until such time as our Velardeña Properties, the El Quevar project, or another of our exploration properties generates sufficient revenue to fund our continuing operations. Operating losses will continue unless and until we are able to generate enough revenue to fund our continuing business activities. If we are successful at mining at the Velardeña Properties on a profitable basis, it is unlikely that those activities will generate sufficient revenue to fund all of our continuing business activities as currently conducted. In that case, operating losses would continue until we develop or acquire sufficient additional sources of revenue, which could be generated by a newly acquired mining property, the commencement of profitable mining at the El Quevar project in Argentina, or at another of our exploration properties.

        In addition, the potential profitability of mining and processing at the Velardeña Properties is based on a number of assumptions. For example, profitability will depend on metal prices, costs of materials and supplies, costs at the mines and processing plants and the amounts and timing of expenditures, and assumptions related to profitability at other than the Velardeña Properties could include expenditures to maintain and advance our El Quevar project and to continue exploration at these and other properties, potential strategic acquisitions or other transactions, in addition to other factors, many of which are and will be beyond our control. We cannot be certain we will be able to generate sufficient revenue from the Velardeña Properties or other sources, to achieve profitability and eliminate operating cash flow deficits, or to cease to require additional funding.

We may require additional external financing to fund our continuing business activities in the future.

        As of June 30, 2014, we had approximately $10.4 million in cash and cash equivalents. In connection with our financing in September 2014, we received approximately $7.4 million after deducting discounts, commissions and offering expenses. With the cash and cash equivalent balance at June 30, 2014, the net proceeds from the September 2014 financing, and anticipated costs during 2014, including costs related to the restart of mining at the Velardeña Properties, we expect that our current cash and cash equivalent balance would be depleted to approximately $9.5 million by the end of 2014. Even with the restart of mining at the Velardeña Properties in July 2014, and the proceeds from the September 2014 financing, our cash balance going into 2015 might not be sufficient to provide adequate cash reserves in the event of decreasing metals prices, delays in the restart or ramp up of the Velardeña Properties or to pursue further exploration of our properties in Mexico, requiring us to seek additional funding from equity or debt or from monetization of non-core assets.

        We do not have a credit, off-take or other commercial financing arrangement in place that would finance our general and administrative costs and other working capital needs to fund our continuing business activities in the future, and we believe that securing credit for these purposes may be difficult given our limited history and the continuing volatility in global credit markets. In addition, commercial financing arrangements may not be available on favorable terms or on terms that would not further restrict our flexibility and ongoing ability to meet our cash requirements over a reasonable period of time. Access to public financing has been negatively impacted by the volatility in the credit markets and metals prices, which may affect our ability to obtain equity or debt financing in the future and, if obtained, to do so on favorable terms. We also may not be able to obtain funding by monetizing additional non-core exploration or other assets at an acceptable price. We cannot assure you that we will be able to obtain financing to fund our general and administrative costs and other working capital needs to fund our continuing business activities in the future on favorable terms or at all.

Since we have recommenced mining at our Velardeña Properties, we are likely to enter into a collective bargaining agreement with a union in the future and we will remain subject to Mexican labor and employment regulations, which may adversely affect our mining activities and financial condition.

        Prior to the suspension of our Velardeña Properties in June 2013, our employees in Mexico were represented by a union, and our relationship with our employees was governed by collective bargaining agreements. Upon recommencement of mining at our Velardeña Properties, our mining activities are not subject to collective bargaining agreements. However, we have agreed with the union that at an appropriate point following the recommencement of mining activities, which may be when we are achieving target payable metal levels under a new mine plan on a sustainable basis, we will negotiate a new collective bargaining agreement with the union. Any collective bargaining agreement that we enter into with the union may restrict our mining flexibility in and impose additional costs on our mining activities. In addition, relations between us and our employees in Mexico may be affected by changes in regulations or labor union requirements regarding labor relations that may be introduced by the Mexican authorities or by labor unions. Changes in legislation or in the relationship between us and our employees may have a material adverse effect on our mining activities and financial condition.

Our ability to successfully conduct mining and processing activities at our Velardeña Properties and potentially obtain long-term cash flow and profitability from our Velardeña Properties or other properties in the future will be affected by changes in prices of silver, gold and other metals.

        Our ability to successfully conduct mining and processing activities at our Velardeña Properties, to establish reserves and advance our exploration properties, and to become profitable in the future, as well as our long-term viability, depend, in large part, on the market prices of silver, gold, zinc, lead, copper and other metals. The market prices for these metals are volatile and are affected by numerous factors beyond our control, including:

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  global or regional consumption patterns;

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  supply of, and demand for, silver, gold, zinc, lead, copper and other metals;

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  speculative activities and hedging activities;

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  expectations for inflation;

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  political and economic conditions; and

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  supply of, and demand for, consumables required for extraction and processing of metals.

        The declines in gold and silver prices in 2013 had a significant impact on our mining activities and a continued decline or insufficient increase in prices could negatively affect mining activities at the Velardeña Properties. Additionally, future weakness in the global economy could increase volatility in metals prices or depress metals prices, which could also affect our mining and processing plans at our Velardeña Properties or make it uneconomic for us to engage in mining or exploration activities. Volatility or sustained price declines may also adversely affect our ability to build or continue our business.

As a result of our business combination with ECU, we have assumed all historical ECU liabilities, some of which are known or which may become known by Golden Minerals.

        On September 2, 2011, we completed a business combination with ECU (the "Transaction"), which at that time owned the Velardeña Properties. As a result of the Transaction, we are now subject to the environmental, contractual, tax and other obligations and liabilities of ECU, some of which may be unknown. For example, we received notices from Mexican tax authorities regarding approximately $1.4 million in social security taxes alleged to be due for previous years, which have been paid by us but which we have challenged for refund. There can be no assurance that we are aware of all obligations and liabilities related to the historical business of ECU. These liabilities, and other liabilities related to ECU's business not currently known to us or that prove to be more significant than we currently anticipate, could negatively impact our business, financial condition and results of operations.

The Velardeña Properties, the El Quevar project and our other properties may not contain mineral reserves.

        We are considered an exploration stage company under SEC Industry Guide 7, and none of the properties at our Velardeña Properties, the El Quevar project, or any of our other properties have been shown to contain proven or probable mineral reserves. Expenditures made in mining at the Velardeña Properties or the exploration and advancement of our El Quevar project or other properties may not result in positive cash flow or in discoveries of commercially recoverable quantities of ore. Most exploration projects do not result in the discovery of commercially mineable ore deposits, and we cannot assure you that any mineral deposit we identify will qualify as an orebody that can be legally and economically exploited or that any particular level of recovery from discovered mineralization will in fact be realized.

        Chlumsky, Armbrust and Meyer completed a technical report on our Velardeña Properties, which indicated the presence of mineralized material, and RungePincockMinarco (formerly Pincock Allen & Holt) completed a technical report on our El Quevar property, which indicated the presence of mineralized material. Mineralized material figures based on estimates made by geologists are inherently imprecise and depend on geological interpretation and statistical inferences drawn from drilling and sampling that may prove to be unreliable or inaccurate. We cannot assure you that these estimates are accurate or that proven and probable mineral reserves will be identified at the Velardeña Properties, El Quevar or any of our other properties. Even if the presence of reserves is established at a project, the economic viability of the project may not justify exploitation. We have spent significant amounts on the evaluation of El Quevar prior to establishing the economic viability of that project.

        Estimates of reserves, mineral deposits and mining costs also can be affected by factors such as governmental regulations and requirements, fluctuations in metals prices or costs of essential materials or supplies, environmental factors, unforeseen technical difficulties and unusual or unexpected geological formations. In addition, the grade of ore ultimately mined may differ from that indicated by drilling results, sampling, feasibility studies or technical reports. Short-term factors relating to reserves, such as the need for orderly development of ore bodies or the processing of new or different grades, may also have an adverse effect on mining and on the results of operations. Silver, gold or other minerals recovered in small-scale laboratory tests may not be duplicated in large-scale tests under on-site processing conditions.

The Velardeña Properties, the El Quevar project and our other properties are subject to foreign environmental laws and regulations which could materially adversely affect our business.

        We conduct mining activities in Mexico and mineral exploration activities primarily in Argentina and Mexico. These countries have laws and regulations that control the exploration and mining of mineral properties and their effects on the environment, including air and water quality, mine reclamation, waste generation, handling and disposal, the protection of different species of flora and fauna and the preservation of lands. These laws and regulations require us to acquire permits and other authorizations for conducting certain activities. In many countries, there is relatively new comprehensive environmental legislation, and the permitting and authorization process may not be established or predictable. We may not be able to acquire necessary permits or authorizations on a timely basis, if at all. Delays in acquiring any permit or authorization could increase the cost of our projects and could suspend or delay the commencement of extraction and processing of mineralized material.

        Our Velardeña Properties are subject to regulation by SEMARNAT, the environmental protection agency of Mexico. In order to permit new facilities at or expand existing facilities, regulations require that an environmental impact statement, known in Mexico as a Manifestación de Impacto Ambiental, be prepared by a third-party contractor for submission to SEMARNAT. Studies required to support the Manifestación de Impacto Ambiental include a detailed analysis of soil, water, vegetation, wildlife, cultural resources and socio-economic impacts. The Manifestación is then published on SEMARNAT's web page and in its official gazette in a national and local newspaper. The Manifestación is discussed at various open hearings, including hearings in the local communities, at which third parties may voice their views. We would be required to provide proof of local community support of the Manifestación as a condition to final approval.

        Environmental legislation in Mexico is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility for companies and their officers, directors and employees. For example, in January 2011, Article 180 of the Mexican Federal General Law of Ecological Balance and Environmental Protection was amended. Among other things, this amendment extended the term during which an individual or entity having a legitimate interest may contest administrative acts, including environmental authorizations, permits or concessions granted, without the need to demonstrate the actual existence of harm to the environment, natural resources, flora, fauna or human health, making it sufficient to argue that harm may be caused. Further, the amendment permits the contesting party to challenge a Manifestación de Impacto Ambiental through a variety of administrative or court procedures. As a result of the amendment, more legal actions supported or sponsored by non-governmental groups interested in halting projects may be filed against companies operating in all industrial sectors, including the mining sector. Mexican operations are also subject to the environmental agreements entered into by Mexico, the United States and Canada in connection with the North American Free Trade Agreement. Further, in August 2011, certain amendments to the Civil Federal Procedures Code of Mexico ("CFPC") were published in the Official Daily of the Federation. The amendments establish three categories of collective actions by which 30 or more people claiming injury resulting from, among other things, environmental harm, will be deemed to have a sufficient and legitimate interest in seeking, through a civil procedure, restitution, economic compensation or suspension of the activities from which the alleged injury derived. These amendments to the CFPC may result in more litigation by plaintiffs seeking remedies for alleged environmental harms, including suspension of the activities alleged to cause harm. Future changes in environmental regulation in the jurisdictions where the Velardeña Properties are located may adversely affect our business, make our business prohibitively expensive, or prohibit it altogether.

        Environmental legislation in many other countries, in addition to Mexico, is evolving in a manner that will likely require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. We cannot predict what environmental legislation or regulations will be enacted or adopted in the future or how future laws and regulations will be administered or interpreted. For example, in September 2010, the Argentine National Congress passed legislation which prohibits mining activity in glacial and surrounding areas. Although we do not currently anticipate that this legislation will impact the El Quevar project, the legislation provides an example of the evolving environmental legislation in the areas in which we operate. Compliance with more stringent laws and regulations, as well as potentially more vigorous enforcement policies or regulatory agencies or stricter interpretation of existing laws, may (i) necessitate significant capital outlays, (ii) cause us to delay, terminate or otherwise change our intended activities with respect to one or more projects, or (iii) materially adversely affect our future exploration activities.

        The Velardeña Properties and many of our exploration properties are located in historic mining districts where prior owners, including ECU in the case of the Velardeña Properties, may have caused environmental damage that may not be known to us or to the regulators. At the Velardeña Properties and in most other cases, we have not sought complete environmental analyses of our mineral properties. We have not conducted comprehensive reviews of the environmental laws and regulations in every jurisdiction in which we own or control mineral properties. Insurance fully covering many environmental risks (including potential liability for pollution or other hazards as a result of disposal of waste products occurring from exploration and mining) is not generally available. To the extent environmental hazards may exist on the properties in which we currently hold interests, or may hold interests in the future, that are unknown to us at present and that have been caused by us, or previous owners or operators, or that may have occurred naturally, and to the extent we are subject to environmental requirements or liabilities, the cost of compliance with these requirements and satisfaction of these liabilities could have a material adverse effect on our financial condition and results of operations. If we are unable to fully fund the cost of remediation of any environmental condition, we may be required to suspend activities or enter into interim compliance measures pending completion of the required remediation.

        In addition, U.S. or international legislative or regulatory action to address concerns about climate change and greenhouse gas emissions could negatively impact our business.

Title to the Velardeña Properties and our other properties may be defective or may be challenged.

        Our policy is to seek to confirm the validity of our rights to, title to, or contract rights with respect to, each mineral property in which we have a material interest. However, we cannot guarantee that title to our properties will not be challenged. Title insurance is not available for our mineral properties, and our ability to ensure that we have obtained secure rights to individual mineral properties or mining concessions may be severely constrained. Accordingly, the Velardeña Properties and our other mineral properties may be subject to prior unregistered agreements, transfers or claims, and title may be affected by, among other things, undetected defects. In addition, we may be unable to conduct activities on our properties as permitted or to enforce our rights with respect to our properties, and the title to our mineral properties may also be impacted by state action. We have not conducted surveys of all of the exploration properties in which we hold direct or indirect interests and, therefore, the precise area and location of these exploration properties may be in doubt.

        In most of the countries in which we operate, failure to comply with applicable laws and regulations relating to mineral right applications and tenure could result in loss, reduction or expropriation of entitlements, or the imposition of additional local or foreign parties as joint venture partners. Any such loss, reduction or imposition of partners could have a material adverse effect on our financial condition, results of operations and prospects

        Under the laws of Mexico, mineral resources belong to the state, and government concessions are required to explore for or exploit mineral reserves. Mineral rights derive from concessions granted, on a discretionary basis, by the Ministry of Economy, pursuant to the Mexican mining law and regulations thereunder. We hold title to the Velardeña Properties and our other properties in Mexico through these government concessions, but there is no assurance that title to the concessions comprising the Velardeña Properties and other properties will not be challenged or impaired. The Velardeña Properties and other properties may be subject to prior unregistered agreements, interests or native land claims, and title may be affected by undetected defects. There would be valid challenges to the title of any of the claims comprising the Velardeña Properties that, if successful, could impair mining with respect to such properties in the future. A defect could result in our losing all or a portion of our right, title, and interest in and to the properties to which the title defect relates.

        Our Velardeña Properties mining concessions and our other mining concessions in Mexico may be terminated if our obligations to maintain the concessions in good standing are not satisfied, including obligations to explore or exploit the relevant concession, to pay any relevant fees, to comply with all environmental and safety standards, to provide information to the Ministry of Economy and to allow inspections by the Ministry of Economy. In addition to termination, failure to make timely concession maintenance payments and otherwise comply strictly with applicable laws, regulations and local practices relating to mineral right applications and tenure could result in reduction or expropriation of entitlements.

        Mining concessions in Mexico give exclusive exploration and exploitation rights to the minerals located in the concessions but do not include surface rights to the real property, which requires that we negotiate the necessary agreements with surface landowners. Many of our mining properties are subject to the Mexican ejido system requiring us to contract with the local communities surrounding the properties in order to obtain surface rights to land needed in connection with our mining exploration activities. In connection with our Velardeña Properties, we have contracts with two ejidos to secure surface rights with a total annual cost of approximately $40,000. The first contract is a ten-year contract with the Velardeña ejido, which provides surface rights to certain roads and other infrastructure at the Velardeña Properties through 2021. The second contract is a 25-year contract with the Vista Hermosa ejido signed in March 2013, which provides exploration access and access rights for roads and utilities for our Velardeña Properties. Our inability to maintain and periodically renew or expand these surface rights on favorable terms or otherwise could have a material adverse effect on our business and financial condition.

There are significant hazards involved in underground mining and processing activities at our Velardeña Properties, not all of which are fully covered by insurance. To the extent we must pay the costs associated with such risks, our business may be negatively affected.

        The mining and processing and maintenance of our Velardeña Properties, as well as the conduct of our exploration programs, are subject to numerous risks and hazards, including, but not limited to, environmental hazards, industrial accidents, encountering unusual or unexpected geological formations, formation pressures, cave-ins, underground fires or floods, power outages, labor disruptions, flooding, seismic activity, rock bursts, accidents relating to historical workings, landslides and periodic interruptions due to inclement or hazardous weather conditions. These occurrences could result in damage to, or destruction of, mineral properties or processing facilities, personal injury or death, environmental damage, reduced extraction and processing and delays in mining, asset write-downs, monetary losses and possible legal liability. Although we maintain insurance against risks inherent in the conduct of our business in amounts that we consider reasonable, this insurance contains, as in the case of our Velardeña Properties, exclusions and limitations on coverage, and will not cover all potential risks associated with mining and exploration activities, and related liabilities might exceed policy limits. As a result of any or all of the forgoing, particularly if the facilities are older, we could incur significant liabilities and costs that could adversely affect our results of operation and financial condition.

Our Velardeña Properties are located in Mexico and are subject to various levels of political, economic, legal and other risks with which we have limited or no previous experience.

        Our Velardeña Properties are located in Mexico, and, as such, are exposed to various levels of political, economic, legal and other risks and uncertainties, including local acts of violence, such as violence from drug cartels; military repression; extreme fluctuations in currency exchange rates; high rates of inflation; labor unrest; the risks of war or civil unrest; expropriation and nationalization; renegotiation or nullification of existing concessions, licenses, permits and contracts; illegal mining; acts of political corruption; changes in taxation policies; restrictions on foreign exchange and repatriation;

and changing political conditions, currency controls and governmental regulations that favor or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.

        In the past, Mexico has been subject to political instability, changes and uncertainties, which have resulted in changes to existing governmental regulations affecting mineral exploration and mining activities. Mexico's status as a developing country may make it more difficult for us to obtain any required funding for our Velardeña Properties or other projects in Mexico in the future.

        Our Mexican properties are subject to a variety of governmental regulations governing health and worker safety, employment standards, waste disposal, protection of historic and archaeological sites, mine development, protection of endangered and protected species and other matters. Specifically, our activities related to the Velardeña Properties are subject to regulation by SEMARNAT, the Comision Nacional del Agua, which regulates water rights, and Mexican mining laws. Mexican regulators have broad authority to shut down and levy fines against facilities that do not comply with regulations or standards.

        Our Velardeña Properties and mineral exploration activities in Mexico may be adversely affected in varying degrees by changing government regulations relating to the mining industry or shifts in political conditions that increase the costs related to our mining and exploration activities or the maintenance of our properties. For example, effective January 2014, amendments to the Mexico federal corporate income tax law impose additional duties on mining concession holders, which will have a significant impact on the annual costs to maintain the concessions comprising the Velardeña Properties and our other Mexico exploration properties.

        Changes, if any, in mining or investment policies, changes or increases in the legal rights of indigenous populations or in the difficulty or expense of obtaining rights from them that are necessary for our Velardeña Properties or shifts in political attitude may adversely affect our business and financial condition. Our mining and exploration activities may be affected in varying degrees by government regulations with respect to restrictions on extraction, price controls, export controls, currency remittance, income and other taxes, expropriation of property, foreign investment, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety. The restart of our facilities will also be subject to the need to assure the availability of adequate supplies of water and power, which could be affected by government policy and competing businesses in the area. The occurrence of these various factors and uncertainties cannot be accurately predicted and could have an adverse effect on our mining and exploration activities and financial condition.

        Future changes in applicable laws and regulations or changes in their enforcement or regulatory interpretation could negatively impact current or planned exploration or mining activities at our Velardeña Properties or in respect of any of our other projects in Mexico or with which we become involved in Mexico. Any failure to comply with applicable laws and regulations, even if inadvertent, could result in the interruption of exploration and mining or material fines, penalties or other liabilities.

Results from our Velardeña Properties are subject to exchange control policies, the effects of inflation and currency fluctuations between the U.S. dollar and the Mexican peso.

        Our revenues are primarily denominated in U.S. dollars. However, operating costs of our Velardeña Properties are denominated principally in Mexican pesos. These costs principally include electricity, labor, maintenance, local contractors and fuel. Accordingly, when inflation in Mexico increases without a corresponding devaluation of the Mexican peso, our financial position, results of operations and cash flows could be adversely affected. The annual inflation rate in Mexico was 4.0% in 2013, 3.6% in 2012 and 3.8% in 2011. At the same time, the peso has been subject to significant fluctuation, which may not have been proportionate to the inflation rate and may not be proportionate to the inflation rate in the future. The value of the peso decreased by 0.6% in 2013, increased by 7.0% in 2012 and decreased by 12.9% in 2011. In addition, fluctuations in currency exchange rates may have a significant impact on our financial results. There can be no assurance that the Mexican government will maintain its current policies with regard to the peso or that the peso's value will not fluctuate significantly in the future. We cannot assure you that currency fluctuations, inflation and exchange control policies will not have an adverse impact on our financial condition, results of operations, earnings and cash flows.

If we are unable to obtain all of our required governmental permits or obtain property rights on favorable terms or at all, our business could be negatively impacted.

        Mining and future processing at our Velardeña Properties, the continued evaluation of the El Quevar project and other exploration activities will require additional permits from various governmental authorities. Our business is and will continue to be governed by laws and regulations governing exploration, prospecting, mining, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety, mining royalties and other matters. We may also be required to obtain certain property rights to access or use our properties. Obtaining or renewing licenses and permits, and acquiring property rights, can be complex and time-consuming processes. There can be no assurance that we will be able to acquire all required licenses, permits or property rights on reasonable terms or in a timely manner, or at all, and that such terms will not be adversely changed, that required extensions will be granted, or that the issuance of such licenses, permits or property rights will not be challenged by third parties. Delays in obtaining or a failure to obtain any licenses, permits or property rights or any required extensions; challenges to the issuance of licenses, permits or property rights, whether successful or unsuccessful; changes to the terms of licenses, permits or property rights; or a failure to comply with the terms of any licenses, permits or property rights that have been obtained could have a material adverse effect on our business by delaying, preventing or making mining and processing at our Velardeña Properties and other continued mining activities economically unfeasible. U.S. or international legislative or regulatory action to address concerns about climate change and greenhouse gas emissions could also negatively impact our business. While we will continue to monitor and assess any new policies, legislation or regulations regarding such matters, we currently believe that the impact of such legislation on our business will not be significant.

We own our interest in the San Diego exploration property in Mexico in a 50-50 joint venture and are therefore unable to control all aspects of exploration and advancement of this property.

        We hold the San Diego exploration property in Mexico in a 50-50 joint venture with Golden Tag Resources Ltd., which has a right to acquire an additional 10% interest by making expenditures related to further exploration drilling and completing an updated resource assessment at the property. Our interest in the San Diego property is subject to the risks normally associated with the conduct of joint ventures. A disagreement between joint venture partners on how to conduct business efficiently, the inability of joint venture partners to meet their obligations to the joint venture or third parties, or litigation arising between joint venture partners regarding joint venture matters could have a material adverse effect on the viability of our interests held through the joint venture. For example, in 2009, ECU received a notice of arbitration from Golden Tag Resources Ltd. The dispute was settled in September 2010 and resulted in an increase in ECU's mining property costs of approximately $61,000. Additionally, if Golden Tag Resources Ltd. exercises its right to acquire an additional 10% interest, our ability to control exploration and advancement will be further reduced.

We depend on the services of key executives.

        Our business strategy is based on leveraging the experience and skill of our management team. We are dependent on the services of key executives, including Jeffrey Clevenger, Robert Vogels and Warren Rehn. Due to our relatively small size, the loss of any of these persons or our inability to attract and retain additional highly skilled employees may have a material adverse effect on our business and our ability to manage and succeed in our mining and exploration activities.

The exploration of our mineral properties is highly speculative in nature, involves substantial expenditures and is frequently non-productive.

        Mineral exploration is highly speculative in nature and is frequently non-productive. Substantial expenditures are required to:

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  establish mineral reserves through drilling and metallurgical and other testing techniques;

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  determine metal content and metallurgical recovery processes to process metal from the ore;

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  determine the feasibility of mine development and production; and

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  construct, renovate or expand mining and processing facilities.

        If we discover ore at a property, it usually takes several years from the initial phases of exploration until production is possible. During this time, the economic feasibility of a project may change because of increased costs, lower metal prices or other factors. As a result of these uncertainties, we may not successfully acquire additional mineral rights, or our exploration programs may not result in proven and probable reserves at all or in sufficient quantities to justify developing the El Quevar project or any of our exploration properties.

        The decisions about future advancement of exploration projects may be based on feasibility studies, which derive estimates of reserves, operating costs and project economic returns. Estimates of economic returns are based, in part, on assumptions about future metal prices and estimates of average cash operating costs based upon, among other things:

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  anticipated tonnage, grades and metallurgical characteristics of ore to be mined and processed;

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  anticipated recovery rates of silver and other metals from the ore;

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  cash operating costs of comparable facilities and equipment; and

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  anticipated climatic conditions.

Actual cash operating costs, production and economic returns may differ significantly from those anticipated by our studies and estimates.

Lack of infrastructure could forestall or prevent further exploration and advancement.

        Exploration activities, as well as any advancement activities, depend on adequate infrastructure. Reliable roads, bridges, power sources and water supply are important factors that affect capital and operating costs and the feasibility and economic viability of a project. Unanticipated or higher than expected costs and unusual or infrequent weather phenomena, or government or other interference in the maintenance or provision of such infrastructure, could adversely affect our business, financial condition and results of operations.

Our exploration activities are in countries with developing economies and are subject to the risks of political and economic instability associated with these countries.

        We currently conduct exploration activities almost exclusively in countries with developing economies, including Argentina and Mexico. These countries and other emerging markets in which we may conduct business have from time to time experienced economic or political instability. We may be materially adversely affected by risks associated with conducting exploration activities in countries with developing economies, including:

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  political instability and violence;

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  war and civil disturbance;

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  acts of terrorism or other criminal activity;

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  expropriation or nationalization;

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  changing fiscal, royalty and tax regimes; fluctuations in currency exchange rates;

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  high rates of inflation;

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  uncertain or changing legal requirements respecting the ownership and maintenance of mineral properties, mines and mining activities, and inconsistent or arbitrary application of such legal requirements;

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  underdeveloped industrial and economic infrastructure;

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  corruption; and

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  unenforceability of contractual rights.

        Changes in mining or investment policies or shifts in the prevailing political climate in any of the countries in which we conduct exploration activities could adversely affect our business.

We explore and mine in countries that may be adversely affected by changes in the local government's policies toward or laws governing the mining industry.

        We have mining activities in Mexico and exploration activities primarily in Mexico and Argentina. In these regions there exist uncertainties regarding future changes in applicable law related to mining and exploration. For instance, in January 2014, amendments to the Mexico federal corporate income tax law require titleholders of mining concessions to pay annually a 7.5% duty of their mining related profits and a 0.5% duty on revenues obtained from the sale of gold, silver and platinum. These additional duties applicable to Mexico mining concession titleholders will have a significant impact on the annual costs to maintain the concessions comprising the Velardeña Properties if we have revenues in the future.

        Additionally, in October 2011, the president of Argentina announced, by way of a presidential decree, that mining companies with operations in Argentina would be required to repatriate all export revenues generated into Argentina for local foreign-exchange conversion prior to transfer overseas. This decree overturns a previous exemption for mining companies from Argentina's currency repatriation laws that apply to oil and gas producers in the country. Consequently, if we ultimately have payable metals from the El Quevar project in Argentina, the new repatriation policy may increase foreign exchange transaction costs.

        In addition to the risk of increased transaction costs, we do not maintain political risk insurance to cover losses that we may incur as a result of nationalization, expropriation or similar events in Argentina or other Latin American countries in which we explore or have mining and processing activities.

We compete against larger and more experienced companies.

        The mining industry is intensely competitive. Many large mining companies are primarily makers of precious or base metals and may become interested in the types of deposits on which we are focused, which include silver and other precious metals deposits or polymetallic deposits containing significant quantities of base metals, including zinc, lead, copper and gold. Many of these companies have greater financial resources, experience and technical capabilities than we do. We may encounter increasing competition from other mining companies in our efforts to acquire mineral properties and hire experienced mining professionals. Increased competition in our business could adversely affect our ability to attract necessary capital funding or acquire suitable mining properties or prospects for mineral exploration in the future.

We are dependent on information technology systems, which are subject to certain risks, including cybersecurity risks and data leakage risks.

        We are dependent upon information technology systems in the conduct of our business. Any significant breakdown, invasion, virus, cyber attack, security breach, destruction or interruption of these systems by employees, others with authorized access to our systems, or unauthorized persons could negatively impact our business. To the extent any invasion, cyber attack or security breach results in disruption to our business, loss or disclosure of, or damage to, our data or confidential information, our reputation, business, results of operations and financial condition could be materially adversely affected. Our systems and insurance coverage for protecting against cyber security risks may not be sufficient. Although to date we have not experienced any material losses relating to cyber attacks, we may suffer such losses in the future. We may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information security vulnerabilities.

Our stockholders may suffer additional dilution to their equity and voting interests as a result of future financing transactions.

        We could require additional funding to support our business, including for general and administrative costs and other working capital needs to fund our continuing business activities as currently conducted. Because debt financing is difficult to obtain for early-stage mining companies, it is likely that we will seek such financing in the equity markets. If we were to engage in any type of equity financing the current ownership interest of our stockholders would be diluted.

The existence of a significant number of warrants and options may have a negative effect on the market price of our common stock.

        In connection with our financing in September 2014, we issued warrants to acquire 4,746,000 shares of our common stock at $1.21 per share expiring in September 2019. In connection with our financing in September 2012, we issued five year warrants to purchase 3,431,649 shares of our common stock at an exercise price of $8.42 per share expiring September 2017. Pursuant to a weighted average dilution calculation based on the pricing in the September 2014 financing, the exercise price for the September 2012 warrants was reduced to $7.17 and the number of shares issuable on exercise of the warrants increased to 4,031,409. There also remain outstanding from the ECU Transaction options to purchase approximately 126,000 shares of our common stock at an exercise price of $16.00 expiring in October 2014. The existence of securities available for exercise and resale is referred to as an "overhang," and, particularly if the warrants are "in the money," the anticipation of potential sales could exert downward pressure on the market price of our common stock.

 USE OF PROCEEDS

        Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds for exploration expenditures, including, but not limited to, acquisition costs, drilling and analysis at our Santa Maria, Los Azules and Celaya exploration properties in Mexico, and for other working capital requirements and general corporate purposes.

PLAN OF DISTRIBUTION

        We may sell securities under this prospectus and any relevant prospectus supplement to or through underwriters or dealers, directly to other purchasers or through agents. In addition, we may from time to time sell securities through a bidding or auction process, block trades, ordinary brokerage transactions or transactions in which a broker solicits purchasers. We may also use a combination of any of the foregoing methods of sale. We may distribute the securities from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. We may offer securities in the same offering or in separate offerings.

        From time to time, we may exchange securities for indebtedness or other securities that we may have outstanding. In some cases, dealers acting for us may also purchase securities and re-offer them to the public by one or more of the methods described above.

        Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act and applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market- making activities with respect to our common stock.

        Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities may occur, they will be described in the applicable prospectus supplement or a document incorporated by reference to the extent required.

        With respect to the sale of any securities under this prospectus, the maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority, Inc. or independent broker or dealer will not be greater than eight percent (8%).

        We will provide required disclosure concerning the terms of the offering of the securities in a prospectus supplement or information incorporated by reference, including, to the extent applicable:

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  the name or names of underwriters, dealers or agents;

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  the purchase price of the securities and the proceeds the issuer will receive from the sale;

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  any underwriting discounts, commissions, and other items constituting underwriters' compensation;

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  any commissions paid to agents;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

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  any securities exchange or market on which the securities may be listed.

        The distribution of securities may be effected, from time to time, in one or more transactions, including:

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  underwritten offerings;

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  block transactions (which may involve crosses) and transactions on the NYSE MKT or any other organized market where the securities may be traded;

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  purchases by a broker-dealer as principal and resale by the broker- dealer for its own account;

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  ordinary brokerage transactions and transactions in which a broker- dealer solicits purchasers;

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  sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise;

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  sales in other ways not involving market makers or established trading markets, including direct sales to purchasers; and

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  any other method permitted pursuant to applicable law.

DESCRIPTION OF DEBT SECURITIES

        The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. Because the terms of a specific series of debt securities may vary from the general information that we have provided below, you should rely on information in the applicable prospectus supplement that varies from any information below.

        We may issue senior notes under a senior indenture to be entered into among us and a trustee to be named in the senior indenture. We may issue subordinated notes under a subordinated indenture to be entered into among us and a trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement which includes this prospectus. We use the term "indentures" to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939 (the "Trust Indenture Act"). We use the term "trustee" to refer to either the senior trustee or the subordinated trustee, as applicable. We urge you to read the indenture applicable to your investment because the indenture, and not this section, defines your rights as a holder of debt securities.

        The following summaries of material provisions of senior notes, subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical in all material respects.

General

        The senior debt securities will have the same ranking as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all senior indebtedness.

        The debt securities may be issued in one or more separate series of senior debt securities and/or subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

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  the title of the debt securities;

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  any limit upon the aggregate principal amount of the debt securities;

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  the date or dates, or the method of determining the dates, on which the debt securities will mature;

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  the interest rate or rates of the debt securities, or the method of determining those rates, the interest payment dates and, for registered debt securities, the regular record dates;

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  if a debt security is issued with original issue discount, the yield to maturity;

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  the places where payments may be made on the debt securities;

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  any mandatory or optional redemption provisions applicable to the debt securities;

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  any sinking fund or analogous provisions applicable to the debt securities;

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  whether and on what terms we will pay additional amounts to holders of the debt securities that are not U.S. persons in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts;

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  any terms for the attachment to the debt securities of warrants, options or other rights to purchase or sell our securities;

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  the portion of the principal amount of the debt security payable upon the acceleration of maturity if other than the entire principal amount of the debt securities;

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  any deletions of, or changes or additions to, the events of default or covenants applicable to the debt securities;

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  if other than U.S. dollars, the currency or currencies in which payments of principal, premium and/or interest on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

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  the method of determining the amount of any payments on the debt securities which are linked to an index;

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  whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons;

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  or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;

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  whether the debt securities will be convertible or exchangeable into or for common stock, preferred stock or other debt securities and the conversion price or exchange ratio, the conversion or exchange period and any other conversion or exchange provisions;

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  any terms relating to the delivery of the debt securities if they are to be issued upon the exercise of warrants; and

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  any other specific terms of the debt securities.

        Unless otherwise specified in the applicable prospectus supplement, (1) the debt securities will be registered debt securities and (2) debt securities denominated in U.S. dollars will be issued, in the case of registered debt securities, in denominations of $1,000 or an integral multiple of $1,000 and, in the case of bearer debt securities, in denominations of $5,000. Debt securities may bear legends required by United States federal tax law and regulations.

        If any of the debt securities are sold for any foreign currency or currency unit or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information with respect to the debt securities and the foreign currency or currency unit.

        Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest during all or a part of the time that these debt securities are outstanding or bear interest at below-market rates and will be sold at a discount below their stated principal amount at maturity. The prospectus supplement will also contain special tax, accounting or other information relating to original issue discount securities or relating to other kinds of debt securities that may be offered, including debt securities linked to an index or payable in currencies other than U.S. dollars.

Exchange, Registration and Transfer

        Debt securities may be transferred or exchanged at the corporate trust office of the security registrar or at any other office or agency maintained by our company for these purposes, without the payment of any service charge, except for any tax or governmental charges. The senior trustee initially will be the designated security registrar in the United States for the senior debt securities. The subordinated trustee initially will be the designated security registrar in the United States for the subordinated debt securities.

        If debt securities are issuable as both registered debt securities and bearer debt securities, the bearer debt securities will be exchangeable for registered debt securities. Except as provided below, bearer debt securities will have outstanding coupons. If a bearer debt security with related coupons is surrendered in exchange for a registered debt security between a record date and the date set for the payment of interest, the bearer debt security will be surrendered without the coupon relating to that interest payment and that payment will be made only to the holder of the coupon when due.

        In the event of any redemption in part of any class or series of debt securities, we will not be required to:

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  issue, register the transfer of, or exchange, debt securities of any series between the opening of business 15 days before any selection of debt securities of that series to be redeemed and the close of business on:

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  if debt securities of the series are issuable only as registered debt securities, the day of mailing of the relevant notice of redemption, and

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  if debt securities of the series are issuable as bearer debt securities, the day of the first publication of the relevant notice of redemption or, if debt securities of the series are also issuable as registered debt securities and there is no publication, the day of mailing of the relevant notice of redemption;

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  register the transfer of, or exchange, any registered debt security selected for redemption, in whole or in part, except the unredeemed portion of any registered debt security being redeemed in part; or

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  exchange any bearer debt security selected for redemption, except to exchange it for a registered debt security which is simultaneously surrendered for redemption.

Payment and Paying Agent

        We will pay principal, interest and any premium on fully registered securities in the designated currency or currency unit at the office of a designated paying agent. Payment of interest on fully registered securities may be made at our option by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement.

        We will pay principal, interest and any premium on bearer securities in the designated currency or currency unit at the office of a designated paying agent or agents outside of the United States. Payments will be made at the offices of the paying agent in the United States only if the designated currency is U.S. dollars and payment outside of the United States is illegal or effectively precluded. If any amount payable on any debt security or coupon remains unclaimed at the end of two years after that amount became due and payable, the paying agent will release any unclaimed amounts to our company, and the holder of the debt security or coupon will look only to our company for payment.

Global Securities

        A global security represents one or any other number of individual debt securities. Generally all debt securities represented by the same global securities will have the same terms. Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities that are issued in book-entry form.

        A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. As a result of these arrangements, the depositary, or its nominee, will be the sole registered holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account either with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be registered holder of the debt security, but an indirect holder of a beneficial interest in the global security.

Temporary Global Securities

        All or any portion of the debt securities of a series that are issuable as bearer debt securities initially may be represented by one or more temporary global debt securities, without interest coupons, to be deposited with the depositary for credit to the accounts of the beneficial owners of the debt securities or to other accounts as they may direct. On and after an exchange date provided in the applicable prospectus supplement, each temporary global debt security will be exchangeable for definitive debt securities in bearer form, registered form, definitive global bearer form or any combination of these forms, as specified in the prospectus supplement. No bearer debt security delivered in exchange for a portion of a temporary global debt security will be mailed or delivered to any location in the United States.

        Interest on a temporary global debt security will be paid to the depositary with respect to the portion held for its account only after they deliver to the trustee a certificate which states that the portion:

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  is not beneficially owned by a United States person;

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  has not been acquired by or on behalf of a United States person or for offer to resell or for resale to a United States person or any person inside the United States; or

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  if a beneficial interest has been acquired by a United States person, that the person is a financial institution, as defined in the Internal Revenue Code, purchasing for its own account or has acquired the debt security through a financial institution and that the debt securities are held by a financial institution that has agreed in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code and the regulations to the Internal Revenue Code and that it did not purchase for resale inside the United States.

        The certificate must be based on statements provided by the beneficial owners of interests in the temporary global debt security. The depositary will credit the interest received by it to the accounts of the beneficial owners of the debt security or to other accounts as they may direct.

        "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or an estate or trust with income subject to United States federal income taxation regardless of its source.

Definitive Global Securities

        Bearer Securities.    The applicable prospectus supplement will describe the exchange provisions, if any, of debt securities issuable in definitive global bearer form. We will not deliver any bearer debt securities delivered in exchange for a portion of a definitive global debt security to any location in the United States.

        U.S. Book-Entry Securities.    Debt securities of a series represented by a definitive global registered debt security and deposited with or on behalf of a depositary in the United States will be represented by a definitive global debt security registered in the name of the depositary or its nominee. Upon the issuance of a global debt security and the deposit of the global debt security with the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts represented by that global debt security to the accounts of participating institutions that have accounts with the depositary or its nominee. The accounts to be credited shall be designated by the underwriters or agents for the sale of U.S. book-entry debt securities or by us, if these debt securities are offered and sold directly by us.

        Ownership of U.S. book-entry debt securities will be limited to participants or persons that may hold interests through participants. In addition, ownership of U.S. book-entry debt securities will be evidenced only by, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee for the definitive global debt security or by participants or persons that hold through participants.

        So long as the depositary or its nominee is the registered owner of a global debt security, that depositary or nominee, as the case may be, will be considered the sole owner or holder of the U.S. book-entry debt securities represented by that global debt security for all purposes under the indenture. Payment of principal of, and premium and interest, if any, on, U.S. book-entry debt securities will be made to the depositary or its nominee as the registered owner or the holder of the global debt security representing the U.S. book-entry debt securities. Owners of U.S. book-entry debt securities:

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  will not be entitled to have the debt securities registered in their names;

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  will not be entitled to receive physical delivery of the debt securities in definitive form; and

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  will not be considered the owners or holders of the debt securities under the indenture.

        The laws of some jurisdictions require that purchasers of securities take physical delivery of securities in definitive form. These laws impair the ability to purchase or transfer U.S. book-entry debt securities.

        We expect that the depositary for U.S. book-entry debt securities of a series, upon receipt of any payment of principal of, or premium or interest, if any, on, the related definitive global debt security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global debt security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

Consolidation, Merger, Sale or Conveyance

        We may, without the consent of the holders of the debt securities, merge into or consolidate with any other person, or convey or transfer all or substantially all of our company's properties and assets to another person provided that:

  •
  the successor assumes on the same terms and conditions all the obligations under the debt securities and the indentures; and

  •
  immediately after giving effect to the transaction, there is no default under the applicable indenture.

        The remaining or acquiring person will be substituted for our company in the indentures with the same effect as if it had been an original party to the indenture. A prospectus supplement will describe any other limitations on the ability of our company to merge into, consolidate with, or convey or transfer all or substantially all or our properties and assets to, another person.

Satisfaction and Discharge; Defeasance

        We may be discharged from our obligations on the debt securities of any class or series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash and/or U.S. government obligations or foreign government securities, as the case may be, to pay all the principal, interest and any premium due to the stated maturity or redemption date of the debt securities and comply with the other conditions set forth in the applicable indenture. The principal conditions that we must satisfy to discharge our obligations on any debt securities are (1) pay all other sums payable with respect to the applicable series of debt securities and (2) deliver to the trustee an officers' certificate and an opinion of counsel which state that the required conditions have been satisfied.

        Each indenture contains a provision that permits us to elect to be discharged from all of our obligations with respect to any class or series of debt securities then outstanding. However, even if we effect a legal defeasance, some of our obligations will continue, including obligations to:

  •
  maintain and apply money in the defeasance trust,

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  register the transfer or exchange of the debt securities,

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  replace mutilated, destroyed, lost or stolen debt securities, and

  •
  maintain a registrar and paying agent in respect of the debt securities.

        Each indenture also permits us to elect to be released from our obligations under specified covenants and from the consequences of an event of default resulting from a breach of those covenants. To make either of the above elections, we must deposit in trust with the trustee cash and/or U.S. government obligations, if the debt securities are denominated in U.S. dollars, and/or foreign government securities if the debt securities are denominated in a foreign currency, which through the payment of principal and interest under their terms will provide sufficient amounts, without reinvestment, to repay in full those debt securities. As a condition to legal defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and defeasance and will be subject to U.S. federal income tax in the same amount and in the same manner and times as would have been the case if the deposit and defeasance had not occurred. In the case of a legal defeasance only, the opinion of counsel must be based on a ruling of the U.S. Internal Revenue Service or other change in applicable U.S. federal income tax law.

        The indentures specify the types of U.S. government obligations and foreign government securities that we may deposit.

Events of Default, Notice and Waiver

        Each indenture defines an event of default with respect to any class or series of debt securities as one or more of the following events:

  •
  failure to pay interest on any debt security of the class or series for 30 days when due;

  •
  failure to pay the principal or any premium on any debt securities of the class or series when due;

  •
  failure to make any sinking fund payment for 30 days when due;

  •
  failure to perform any other covenant in the debt securities of the series or in the applicable indenture with respect to debt securities of the series for 90 days after being given notice; and

  •
  occurrence of an event of bankruptcy, insolvency or reorganization set forth in the indenture.

        An event of default for a particular class or series of debt securities does not necessarily constitute an event of default for any other class or series of debt securities issued under an indenture.

        In the case of an event of default arising from events of bankruptcy or insolvency set forth in the indenture, all outstanding debt securities will become due and payable immediately without further action or notice. If any other event of default as to a series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding debt securities of that series may declare all the debt securities to be due and payable immediately.

        The holders of a majority in aggregate principal amount of the debt securities then outstanding by notice to the trustee may on behalf of the holders of all of the debt securities of that series waive any existing default or event of default and its consequences under the applicable indenture except a continuing default or event of default in the payment of interest on, or the principal of, the debt securities of that series.

        Each indenture requires the trustee to, within 90 days after the occurrence of a default known to it with respect to any outstanding series of debt securities, give the holders of that class or series notice of the default if uncured or not waived. However, the trustee may withhold this notice if it determines in good faith that the withholding of this notice is in the interest of those holders, except that the trustee may not withhold this notice in the case of a payment default. The term "default" for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an event of default with respect to debt securities of that series.

        Other than the duty to act with the required standard of care during an event of default, a trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable security and indemnity. Each indenture provides that the holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee if the direction would not conflict with any rule of law or with the indenture. However, the trustee may take any other action that it deems proper which is not inconsistent with any direction and may decline to follow any direction if it in good faith determines that the directed action would involve it in personal liability.

        Each indenture includes a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists.

Modification of the Indentures

        We and the applicable trustee may modify an indenture without the consent of the holders for limited purposes, including adding to our covenants or events of default, establishing forms or terms of debt securities, curing ambiguities and other purposes which do not adversely affect the holders in any material respect.

        We and the applicable trustee may make modifications and amendments to an indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all affected series. However, without the consent of each affected holder, no modification may:

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  change the stated maturity of any debt security;

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  reduce the principal, premium, if any, or rate of interest on any debt security;

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  change any place of payment or the currency in which any debt security is payable;

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  impair the right to enforce any payment after the stated maturity or redemption date;

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  adversely affect the terms of any conversion right;

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  reduce the percentage of holders of outstanding debt securities of any series required to consent to any modification, amendment or waiver under the indenture;

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  change any of our obligations, with respect to outstanding debt securities of a series, to maintain an office or agency in the places and for the purposes specified in the indenture for the series; or

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  change the provisions in the indenture that relate to its modification or amendment other than to increase the percentage of outstanding debt securities of any series required to consent to any modification or waiver under the indenture.

Meetings

        The indentures will contain provisions for convening meetings of the holders of debt securities of a series. A meeting may be called at any time by the trustee and also, upon request, by our company or the holders of at least 25% in principal amount of the outstanding debt securities of a series, in any case upon notice given in accordance with "Notices" below. Persons holding a majority in principal amount of the outstanding debt securities of a series will constitute a quorum at a meeting. A meeting called by our company or the trustee that does not have a quorum may be adjourned for not less than 10 days. If there is not a quorum at the adjourned meeting, the meeting may be further adjourned for not less than 10 days. Any resolution presented at a meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series, except for any consent which must be given by the holders of each debt security affected by the modifications or amendments of an indenture described above under "Modification of the Indentures." However, a resolution with respect to any request, demand, authorization, direction, notice, consent, waiver, or other action which may be made, given, or taken by the holders of a specified percentage, which is equal to or less than a majority, in principal amount of outstanding debt securities of a series may be adopted at a meeting at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with an indenture will be binding on all holders of debt securities of that series and the related coupons. The indentures will provide that specified consents, waivers and other actions may be given by the holders of a specified percentage of outstanding debt securities of all series affected by the modification or amendment, acting as one class. For purposes of these consents, waivers and actions, only the principal amount of outstanding debt securities of any series represented at a meeting at which a quorum is present and voting in favor of the action will be counted for purposes of calculating the aggregate principal amount of outstanding debt securities of all series affected by the modification or amendment favoring the action.

Notices

        In most instances, notices to holders of bearer debt securities will be given by publication at least once in a daily newspaper in New York, New York and in London, England and in other cities as may be specified in the bearer debt securities and will be mailed to those persons whose names and addresses were previously filed with the applicable trustee, within the time prescribed for the giving of the notice. Notice to holders of registered debt securities will be given by mail to the addresses of those holders as they appear in the security register.

Title

        Title to any bearer debt securities and any related coupons will pass by delivery. We, the trustee, and any agent of ours or the trustee may treat the holder of any bearer debt security or related coupon and, prior to due presentment for registration of transfer, the registered owner of any registered debt security as the absolute owner of that debt security for the purpose of making payment and for all other purposes, regardless of whether or not that debt security or coupon shall be overdue and notwithstanding any notice to the contrary.

Replacement of Securities Coupons

        Debt securities or coupons that have been mutilated will be replaced by us at the expense of the holder upon surrender of the mutilated debt security or coupon to the security registrar. Debt securities or coupons that become destroyed, stolen, or lost will be replaced by us at the expense of the holder upon delivery to the security registrar of evidence of its destruction, loss, or theft satisfactory to our company and the security registrar. In the case of a destroyed, lost, or stolen debt security or coupon, the holder of the debt security or coupon may be required to provide reasonable security or indemnity to the trustee and our company before a replacement debt security will be issued.

Governing Law

        The indentures, the debt securities and the coupons will be governed by, and construed under, the laws of the State of New York.

Concerning the Trustees

        We may from time to time maintain lines of credit, and have other customary banking relationships, with any of the trustees.

Senior Debt Securities

        The senior debt securities will rank equally with all of our company's other unsecured and non-subordinated debt.

Certain Covenants in the Senior Indenture

        The prospectus supplement relating to a series of senior debt securities will describe any material covenants in respect of that series of senior debt securities.

Subordinated Debt Securities

        The subordinated debt securities will be unsecured. The subordinated debt securities will be subordinate in right of payment to all senior indebtedness. In addition, claims of creditors generally will have priority with respect to the assets and earnings of our subsidiaries over the claims of our creditors, including holders of the subordinated debt securities, even though those obligations may not constitute senior indebtedness. The subordinated debt securities, therefore, will be effectively subordinated to creditors, including trade creditors with regard to the assets of our subsidiaries. Creditors of our subsidiaries include trade creditors, secured creditors and creditors holding guarantees issued by our subsidiaries.

        Unless otherwise specified in a prospectus supplement, senior indebtedness shall mean the principal of, premium, if any, and interest on, all indebtedness for money borrowed by our company and any deferrals, renewals, or extensions of any senior indebtedness. Indebtedness for money borrowed by our company includes all indebtedness of another person for money borrowed that we guarantee, other than the subordinated debt securities, whether outstanding on the date of execution of the subordinated indenture or created, assumed or incurred after the date of the subordinated indenture. However, senior indebtedness will not include any indebtedness that expressly states to have the same rank as the subordinated debt securities or to rank junior to the subordinated debt securities. Senior indebtedness will also not include:

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  any of our obligations to our subsidiaries; and

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  any liability for federal, state, local or other taxes owed or owing by our company.

        The senior debt securities constitute senior indebtedness under the subordinated indenture. A prospectus supplement will describe the relative ranking among different series of subordinated debt securities.

        Unless otherwise specified in a prospectus supplement, we may not make any payment on the subordinated debt securities and may not purchase, redeem, or retire any subordinated debt securities if any senior indebtedness is not paid when due or the maturity of any senior indebtedness is accelerated as a result of a default, unless the default has been cured or waived and the acceleration has been rescinded or the senior indebtedness has been paid in full. We may, however, pay the subordinated debt securities without regard to these limitations if the subordinated trustee and our company receive written notice approving the payment from the representatives of the holders of senior indebtedness with respect to which either of the events set forth above has occurred and is continuing. Unless otherwise specified in a prospectus supplement, during the continuance of any default with respect to any designated senior indebtedness under which its maturity may be accelerated immediately without further notice or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for 90 days after the receipt by the subordinated trustee of written notice of a default from the representatives of the holders of designated senior indebtedness. If the holders of designated senior indebtedness or the representatives of those holders have not accelerated the maturity of the designated senior indebtedness at the end of the 90 day period, we may resume payments on the subordinated debt securities. Only one notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to designated senior indebtedness during that period.

        In the event that we pay or distribute our company's assets to creditors upon a total or partial liquidation, dissolution or reorganization of our company or our company's property, the holders of senior indebtedness will be entitled to receive payment in full of the senior indebtedness before the holders of subordinated debt securities are entitled to receive any payment. Until the senior indebtedness is paid in full, any payment or distribution to which holders of subordinated debt securities would be entitled but for the subordination provisions of the subordinated indenture will be made to holders of the senior indebtedness as their interests may appear. However, holders of subordinated debt securities will be permitted to receive distributions of shares and debt securities subordinated to the senior indebtedness. If a distribution is made to holders of subordinated debt securities that, due to the subordination provisions, should not have been made to them, the holders of subordinated debt securities are required to hold it in trust for the holders of senior indebtedness, and pay it over to them as their interests may appear.

        If payment of the subordinated debt securities is accelerated because of an event of default, either we or the subordinated trustee will promptly notify the holders of senior indebtedness or the representatives of the holders of the acceleration. We may not pay the subordinated debt securities until five business days after the holders or the representatives of the senior indebtedness receive notice of the acceleration. Afterwards, we may pay the subordinated debt securities only if the subordination provisions of the subordinated indenture otherwise permit payment at that time.

        As a result of the subordination provisions contained in the subordinated indenture, in the event of insolvency, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of subordinated debt securities. In addition, our creditors who are not holders of senior indebtedness may recover less, ratably, than holders of senior indebtedness and may recover more, ratably, than the holders of subordinated indebtedness.

        The prospectus supplement relating to a series of subordinated debt securities will describe any material covenants in respect of any series of subordinated debt securities.

Conversion or Exchange

        We may issue debt securities that we may convert or exchange into common stock or other securities, property or assets. If so, we will describe the specific terms on which the debt securities may be converted or exchanged in the applicable prospectus supplement. The conversion or exchange may be mandatory, at your option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of common stock or other securities, property or assets you would receive would be issued or delivered.

DESCRIPTION OF COMMON STOCK

        We are authorized to issue 100,000,000 shares of common stock, par value $0.01 per share. As of September 30, 2014, we had 53,022,833 shares of common stock issued and outstanding.

Dividend Rights

        Holders of our common stock will be entitled to receive dividends when, as and if declared by our board, out of funds legally available for their payment, subject to the rights of holders of any preferred stock that we may issue.

Voting Rights

        Holders of our common stock are entitled to one vote per share in all matters as to which holders of common stock are entitled to vote. Holders of not less than a majority of all of the shares of the stock entitled to vote at any meeting of stockholders constitute a quorum unless otherwise required by law.

Election of Directors

        Our directors are elected by a plurality of the votes cast by the holders of our common stock in a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors, up to the maximum number of directors to be chosen at the meeting. Our stockholders may vote to remove any director for cause by the affirmative vote of a majority of the voting power of outstanding common stock.

Liquidation

        In the event of any liquidation, dissolution or winding up of Golden Minerals, holders of our common stock have the right to receive ratably and equally all of the assets remaining after payment of liabilities and liquidation preferences of any preferred stock then outstanding.

Redemption

        Golden Minerals' common stock is not redeemable or convertible.

Other Provisions

        All our outstanding common stock is, and the common stock offered by this prospectus or obtainable upon exercise or conversion of other securities offered hereby, if issued in the manner described in this prospectus and the applicable prospectus supplement, will be, fully paid and non-assessable.

        You should read the prospectus supplement relating to any offering of common stock, or of securities convertible, exchangeable or exercisable for common stock, for the terms of the offering, including the number of shares of common stock offered, any initial offering price and market prices relating to the common stock.

        This section is a summary and may not describe every aspect of our common stock that may be important to you. We urge you to read applicable Delaware law, our certificate of incorporation and our bylaws, because they, and not this description, define your rights as a holder of our common stock. See "Where You Can Find More Information" for information on how to obtain copies of these documents.

DESCRIPTION OF PREFERRED STOCK

        We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this prospectus, there are no shares of preferred stock outstanding. Shares of preferred stock are issuable in such series as determined by the board of directors, who have the authority to determine the relative rights and preferences of each such series without further action by stockholders.

        The issuance of preferred stock could adversely affect the voting power of holders of our common stock, and the likelihood that preferred holders will receive dividend and liquidation preferences may have the effect of delaying, deferring or preventing a change in control of Golden Minerals, which could depress the market price of our common stock. Unless otherwise indicated in the prospectus supplement, all shares of preferred stock to be issued from time to time under this prospectus will be fully paid and nonassessable.

        The prospectus supplement relating to the preferred stock offered will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable:

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  the number of shares of preferred stock offered and the offering price of the preferred stock;

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  the title and stated value of the preferred stock;

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  the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation of such rates, periods or dates applicable to the preferred stock;

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  the date from which dividends on the preferred stock will accumulate, if applicable;

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  the liquidation rights of the preferred stock;

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  the procedures for auction and remarketing, if any, of the preferred stock;

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  the sinking fund provisions, if applicable, for the preferred stock;

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  the redemption provisions, if applicable, for the preferred stock;

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  whether the preferred stock will be convertible into or exchangeable for other securities and, if so, the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period (or the method of determining the same);

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  whether the preferred stock will have voting rights and the terms of any voting rights, if any;

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  whether the preferred stock will be listed on any securities exchange;

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  whether the preferred stock will be issued with any other securities and, if so, the amount and terms of these securities; and

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  any other specific terms, preferences or rights of, or limitations or restrictions on, the preferred stock.

DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of debt securities, common stock, preferred stock or other securities. Warrants may be issued independently or together with debt securities, common stock, preferred stock or other securities offered by any prospectus supplement and may be attached to or separate from any such offered securities. Series of warrants may be issued under a separate warrant agreement entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent would act solely as our agent in connection with the warrants and would not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

        You should refer to the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of warrants for the complete terms of the warrant agreement.

        Prior to the exercise of any warrants, holders of such warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, or the right to vote such underlying securities.

DESCRIPTION OF RIGHTS

        We may issue rights to purchase debt securities, preferred stock, common stock or depositary shares. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

        Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights. We will file the rights agreement and the rights certificates relating to each series of rights with the SEC, and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of rights.

        The applicable prospectus supplement will describe the specific terms of any offering of rights for which this prospectus is being delivered, including the following:

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  the date of determining the stockholders entitled to the rights distribution;

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  the number of rights issued or to be issued to each stockholder;

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  the exercise price payable for each share of debt securities, preferred stock, common stock or other securities upon the exercise of the rights;

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  the number and terms of the shares of debt securities, preferred stock, common stock or other securities which may be purchased per each right;

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  the extent to which the rights are transferable;

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  the date on which the holder's ability to exercise the rights shall commence, and the date on which the rights shall expire;

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  the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

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  if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights; and

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  any other terms of the rights, including the terms, procedures, conditions and limitations relating to the exchange and exercise of the rights.

        The description in the applicable prospectus supplement of any rights that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate, which will be filed with the SEC.

DESCRIPTION OF UNITS

        As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities, shares of common stock or preferred stock, warrants or any combination of such securities. In addition, the prospectus supplement relating to units will describe the terms of any units we issue, including as applicable:

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  the designation and terms of the units and the securities included in the units;

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  any provision for the issuance, payment, settlement, transfer or exchange of the units;

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  the date, if any, on and after which the units may be transferable separately;

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  whether we will apply to have the units traded on a securities exchange or securities quotation system;

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  any material United States federal income tax consequences; and

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  how, for United States federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

DESCRIPTION OF DEPOSITARY SHARES

        The following summarizes some of the general provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed in a prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that are offered by us and any deposit agreement relating to a particular series of preferred stock which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A form of deposit agreement, including the form of depositary receipt, will be filed as an exhibit to the registration statement of which this prospectus forms a part.

General

        We may, at our option, elect to offer fractional shares or multiple shares of preferred stock, rather than whole individual shares of preferred stock. If we decide to do so, we will issue the preferred stock in the form of depositary shares. Each depository share will represent a fraction or multiple of a share of a particular series of preferred stock and will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional or multiple shares of preferred stock in accordance with the terms of the prospectus supplement or other offering materials.

        The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share.

Dividends and Other Distributions

        The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to the underlying preferred stock in proportion to the number of the depositary shares owned by the holders.

        The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to these distributions. If the preferred stock depositary determines that it is not feasible to make a distribution, it may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

Conversion or Exchange of Preferred Stock

        If a series of preferred stock represented by depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

Redemption of Preferred Stock

        If we redeem a series of preferred stock represented by depositary shares, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of the applicable series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

        Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary decides.

Withdrawal of Preferred Stock

        Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by those depositary shares after surrendering the related depositary receipts at the corporate trust office of the preferred stock depositary. Holders of depositary shares making these withdrawals will be entitled to receive whole shares of preferred stock on the basis set forth in the prospectus supplement or other offering materials for that series of preferred stock.

        However, holders of whole shares of preferred stock will not be entitled to deposit that preferred stock under the deposit agreement or to receive depositary shares for that preferred stock after withdrawal. If the depositary shares surrendered by the holder in connection with withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to that holder at the same time new depositary receipts evidencing the excess number of depositary shares.

Voting Deposited Preferred Stock

        When the preferred stock depositary receives notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the applicable series of preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by the holder's depositary shares. To the extent possible, the preferred stock depositary will vote the amount of the series of preferred stock represented by depositary shares in accordance with the instructions it receives.

        We will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will vote all shares of any series of preferred stock held by it proportionately with instructions received if it does not receive specific instructions from the holders of depositary shares representing that series of preferred stock.

Amendment and Termination of the Deposit Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that imposes additional charges or materially and adversely alters the existing rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the affected depositary shares then outstanding. Holders who retain their depositary shares after the amendment becomes effective will be deemed to agree to the amendment and will be bound by the amended deposit agreement. The deposit agreement automatically terminates if:

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  all outstanding depositary shares have been redeemed;

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  each share of preferred stock has been converted into or exchanged for common stock; or

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  a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Golden Minerals.

        We may terminate the deposit agreement at any time and the preferred stock depositary will give notice of that termination to the record holders of all outstanding depositary receipts not less than 30 days prior to the termination date. In that event, the preferred stock depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of the related depositary receipts, the number of whole or fractional shares of the related series of preferred stock as are represented by those depositary shares.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

        No fees, charges and expenses of the preferred stock depositary or any agent of the preferred stock depositary or of any registrar will be payable by any person other than us, except for any taxes and other governmental charges and except as provided in the deposit agreement. If the preferred stock depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of depositary shares or other person, that holder or other person will be liable for those fees, charges and expenses.

Resignation and Removal of Depositary

        The preferred stock depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred stock depositary. Any resignation or removal will take effect upon the appointment of a successor preferred stock depositary and its acceptance of the appointment. A successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

        The preferred stock depositary will forward all reports and communications from Golden Minerals which are delivered to the preferred stock depositary and which we are required to furnish to the holders of the deposited preferred stock.

        Neither the preferred stock depositary nor Golden Minerals will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of Golden Minerals and the preferred stock depositary under the deposit agreement will be limited to performance with honest intentions of their duties under the agreement and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. Golden Minerals and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

LEGAL MATTERS

        Davis Graham & Stubbs LLP of Denver, Colorado has provided its opinion on the validity of the securities offered by this prospectus.

INTEREST OF NAMED EXPERTS AND COUNSEL

        Deborah Friedman devotes approximately half her time to serve as our Senior Vice President, General Counsel and Corporate Secretary and approximately half her time to her legal practice at Davis Graham & Stubbs LLP, the firm which has rendered an opinion regarding the legality of the securities offered in this prospectus. We pay a monthly flat fee of approximately $14,000 to the firm for approximately one-half of her time which is devoted to us and pay her customary hourly rate to the firm for any time spent by Ms. Friedman in excess of that threshold. From May 1, 2009 (when Ms. Friedman rejoined the firm as an active partner) through June 30, 2014, we have paid approximately $2.7 million to Davis Graham & Stubbs LLP for legal services rendered by various attorneys in the firm, including Ms. Friedman. We have been advised that this amount represented a de minimis amount of the firm's total revenue for that period. In addition, under our Amended and Restated 2009 Equity Incentive Plan we have awarded to Ms. Friedman a total of 248,100 shares of restricted common stock and 10,000 stock options.

EXPERTS

        The consolidated financial statements as of December 31, 2013 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of EKS&H LLLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements for the year ended December 31, 2012 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The estimates of our mineralized material with respect to the Velardeña Properties incorporated by reference in this prospectus have been included in reliance upon the technical report prepared by Chlumsky, Armbrust and Meyer. The estimates of our mineralized material with respect to the El Quevar project incorporated by reference in this prospectus have been included in reliance upon the technical report prepared by RungePincockMinarco (formerly Pincock Allen & Holt).

Up to $5,000,000 of Common Stock

PROSPECTUS SUPPLEMENT

Rodman & Renshaw
a unit of H.C. Wainwright & Co., LLC

December 20, 2016